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                                                                    EXHIBIT 2.01

                                  CONFIDENTIAL

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           COMMUNITY BANCSHARES, INC.

                                       AND

                              THE BANC CORPORATION

                                   DATED AS OF

                                 APRIL 29, 2006

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                                TABLE OF CONTENTS

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ARTICLE 1............................................................................................................     1
   NAME 1

         1.1 Name....................................................................................................     1

ARTICLE 2............................................................................................................     1
   MERGER -- TERMS AND CONDITIONS....................................................................................     1

         2.1 Applicable Law..........................................................................................     1

         2.2 Corporate Existence.....................................................................................     1

         2.3 Certificate of Incorporation and Bylaws.................................................................     2

         2.4 Resulting Corporation's Officers and Board..............................................................     2

         2.5 Stockholder Approvals...................................................................................     2

         2.6 Further Acts............................................................................................     2

         2.7 Effective Date and Closing..............................................................................     2

         2.8 Subsidiary Bank.........................................................................................     3

ARTICLE 3............................................................................................................     3
   CONVERSION OF ACQUIRED CORPORATION STOCK..........................................................................     3

         3.1 Conversion of Acquired Corporation Stock................................................................     3

         3.2 Surrender of Acquired Corporation Stock.................................................................     4

         3.3 Fractional Shares.......................................................................................     4

         3.4 Adjustments.............................................................................................     4

         3.5 Buyer Stock.............................................................................................     5

ARTICLE 4............................................................................................................     5
   REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER................................................................     5

         4.1 Organization............................................................................................     5

         4.2 Capital Stock...........................................................................................     5

         4.3 Taxes...................................................................................................     5
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4.4  No Conflict with Other Instrument.....................................................................     6

4.5  Absence of Material Adverse Change....................................................................     6

4.6  Approval of Agreement.................................................................................     6

4.7  Tax Treatment.........................................................................................     6

4.8  Title and Related Matters.............................................................................     6

4.9  Subsidiaries..........................................................................................     7

4.10 Contracts.............................................................................................     7

4.11 Litigation............................................................................................     7

4.12 Compliance............................................................................................     7

4.13 Registration Statement................................................................................     7

4.14 SEC Filings and Financial Statements; NASDAQ..........................................................     8

4.15 Form S-4..............................................................................................     8

4.16 Brokers...............................................................................................     9

4.17 Government Authorization..............................................................................     9

4.18 Absence of Regulatory Communications..................................................................     9

4.19 Disclosure............................................................................................     9

4.20 Absence of Certain Changes or Events..................................................................     9

4.21 Commitments...........................................................................................    10

4.22 Charter and Bylaws....................................................................................    11

4.23 Material Contract Defaults............................................................................    11

4.24 Insurance.............................................................................................    11

4.25 Governmental Authorization............................................................................    11

4.27 Regulatory Approvals..................................................................................    11

4.28 Loans; Adequacy of Allowance for Loan Losses..........................................................    12

4.29 Environmental Matters.................................................................................    12
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         4.30 Labor Disputes........................................................................................     12

         4.31 Derivative Contracts..................................................................................     12

         4.32 Accounting, Tax and Regulatory Matters................................................................     13

         4.33 Opinion of Counsel....................................................................................     13

         4.34 Transactions with Management..........................................................................     13

         4.35 Accounting Controls...................................................................................     13

         4.36 Deposit Insurance.....................................................................................     13

         4.37 Collective Bargaining.................................................................................     13

         4.38 Opinion of Counsel....................................................................................     13

           13

ARTICLE 5...........................................................................................................     14
   REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED............................................................     14

   CORPORATION......................................................................................................     14

         5.1  Organization..........................................................................................     14

         5.2  Capital Stock.........................................................................................     14

         5.3  Subsidiaries..........................................................................................     14

         5.4  SEC Filings and Financial Statements..................................................................     15

         5.5  Absence of Certain Changes or Events..................................................................     15

         5.6  Title and Related Matters.............................................................................     17

         5.7  Commitments...........................................................................................     18

         5.8  Charter and Bylaws....................................................................................     18

         5.9  Litigation; Compliance with Laws......................................................................     18

         5.10 Material Contract Defaults............................................................................     18

         5.11 No Conflict with Other Instrument.....................................................................     19

         5.12 Governmental Authorization............................................................................     19

         5.13 Absence of Regulatory Communications..................................................................     19
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5.14 Absence of Material Adverse Change....................................................................    19

5.15 Insurance.............................................................................................    19

5.16 Pension and Employee Benefit Plans; Employees.........................................................    19

5.17 Buy-Sell Agreement....................................................................................    23

5.18 Brokers...............................................................................................    23

5.19 Approval of Agreements................................................................................    24

5.20 Disclosure............................................................................................    24

5.21 Registration Statement................................................................................    24

5.22 Loans; Allowance for Possible Loan Losses.............................................................    25

5.23 Environmental Matters.................................................................................    25

5.24 Taxes.................................................................................................    25

5.25 Collective Bargaining.................................................................................    26

5.26 Labor Disputes........................................................................................    26

5.27 Derivative Contracts..................................................................................    26

5.28 Accounting, Tax and Regulatory Matters................................................................    27

5.29 Offices...............................................................................................    27

5.30 Data Processing Systems...............................................................................    27

5.31 Intellectual Property.................................................................................    27

5.32.No Trust Powers.......................................................................................    27

5.33 Regulatory Approvals..................................................................................    27

5.34 Opinion of Counsel....................................................................................    27

5.35 Anti-takeover Provisions..............................................................................    28

5.36 Transactions with Management..........................................................................    28

5.37 [Reserved]............................................................................................    28

5.38 Accounting Controls...................................................................................    28
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         5.39 Deposit Insurance......................................................................................    28

         5.40 Registration Obligations...............................................................................    28

ARTICLE 6............................................................................................................    28
   ADDITIONAL COVENANTS..............................................................................................    28

         6.1  Additional Covenants of Buyer..........................................................................    28

         6.2  Additional Covenants of Acquired Corporation...........................................................    31

         6.3  Additional Obligations of Buyer and Acquired Corporation Relating to Trust Preferred Securities........    36

         6.4  Additional Obligations of Buyer and Acquired Corporation Relating to the Community Bancshares, Inc.
              Employee Stock Ownership Plan..........................................................................    36

ARTICLE 7............................................................................................................    37
   MUTUAL COVENANTS AND AGREEMENTS...................................................................................    37

         7.1  Best Efforts, Cooperation..............................................................................    37

         7.2  Press Release..........................................................................................    37

         7.3  Mutual Disclosure......................................................................................    37

         7.4  Access to Properties and Records; Investigation........................................................    37

         7.5  Notice of Adverse Changes..............................................................................    38

ARTICLE 8............................................................................................................    38
   CONDITIONS TO OBLIGATIONS OF ALL PARTIES..........................................................................    38

         8.1  Approval by Stockholders...............................................................................    38

         8.2  Regulatory Authority Approval; Other Consents..........................................................    38

         8.3  Legal Proceedings......................................................................................    39

         8.4  Registration Statement.................................................................................    39

         8.5  Tax Opinion............................................................................................    39

ARTICLE 9............................................................................................................    40
   CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION.................................................................    40

         9.1  Representations, Warranties and Covenants..............................................................    40

         9.3  Closing Certificate....................................................................................    40
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         9.4   Opinion of Counsel....................................................................................    41

         9.5   Fairness Opinion......................................................................................    41

         9.6   NASDAQ Listing........................................................................................    41

         9.7   Support for Legal Opinion.............................................................................    41

         9.8   Material Events.......................................................................................    41

         9.9   Other Matters.........................................................................................    41

ARTICLE 10...........................................................................................................    42
   CONDITIONS TO OBLIGATIONS OF BUYER................................................................................    42

         10.1  Representations, Warranties and Covenants.............................................................    42

         10.2  Acquired Corporation Net Worth........................................................................    42

         10.3  Closing Certificate...................................................................................    42

         10.4  Opinion of Counsel....................................................................................    42

         10.5  Controlling Stockholders..............................................................................    43

         10.6  Support for Legal Opinions............................................................................    43

         10.7  [Reserved]............................................................................................    43

         10.8  [Reserved]............................................................................................    43

         10.9  Fairness Opinion......................................................................................    43

         10.10 Other Matters.........................................................................................    44

ARTICLE 11...........................................................................................................    44
   TERMINATION OF REPRESENTATIONS AND WARRANTIES.....................................................................    44

ARTICLE 12...........................................................................................................    44
   NOTICES 44

ARTICLE 13...........................................................................................................    45
   AMENDMENT OR TERMINATION..........................................................................................    45

         13.1  Amendment.............................................................................................    45

         13.2  Termination...........................................................................................    45

ARTICLE 14...........................................................................................................    48
   DEFINITIONS.......................................................................................................    48
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ARTICLE 15...........................................................................................................    56
   MISCELLANEOUS.....................................................................................................    56

         15.1  Expenses..............................................................................................    56

         15.2  Benefit and Assignment................................................................................    57

         15.3  Governing Law.........................................................................................    57

         15.4  Counterparts..........................................................................................    57

         15.5  Headings..............................................................................................    57

         15.6  Severability..........................................................................................    57

         15.7  Construction..........................................................................................    57

         15.8  Confidentiality; Return of Information................................................................    57

         15.9  Equitable Remedies....................................................................................    58

         15.10 Attorneys' Fees.......................................................................................    58

         15.11 No Waiver.............................................................................................    58

         15.12 Remedies Cumulative...................................................................................    58

         15.13 Entire Contract.......................................................................................    58
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

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 29th day of April, 2006, by and between COMMUNITY BANCSHARES, INC. ("Acquired Corporation"), a Delaware corporation, and THE BANC CORPORATION ("Buyer"), a Delaware corporation.

                                   WITNESSETH

      WHEREAS, Acquired Corporation operates as a bank holding company for its wholly owned subsidiary, Community Bank (the "Bank"), with its principal office in Blountsville, Alabama;

      WHEREAS, Buyer is a thrift holding company with a Subsidiary federal savings bank in Alabama and Florida;

      WHEREAS, Acquired Corporation wishes to merge with Buyer; and

      WHEREAS, it is the intention of Buyer and Acquired Corporation that such Merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, as defined herein;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                    ARTICLE 1

                                      NAME

      1.1 NAME. The name of the corporation resulting from the Merger shall be "The Banc Corporation", or such other name as Buyer shall have adopted as of the Effective Date.

                                    ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

      2.1 APPLICABLE LAW. On the Effective Date, Acquired Corporation shall be merged (the "Merger") with and into Buyer (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL. The offices and facilities of Acquired Corporation and of Buyer shall become the offices and facilities of the Resulting Corporation.

      2.2 CORPORATE EXISTENCE. On the Effective Date, the corporate existence of Acquired Corporation and of Buyer shall, as provided in the DGCL, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and Buyer. All property, rights, privileges, powers, franchises and interests of Acquired Corporation and Buyer, respectively, in and to every type of

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property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation, and all debts and other obligations shall be assumed by the Resulting Corporation, by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and Buyer, respectively, on the Effective Date, and shall be subject to all the restrictions, disabilities and duties of Acquired Corporation and Buyer, respectively, on the Effective Date.

      2.3 CERTIFICATE OF INCORPORATION AND BYLAWS. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of Buyer as they exist immediately before the Effective Date.

      2.4 RESULTING CORPORATION'S OFFICERS AND BOARD. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of Buyer as of the Effective Date. Buyer agrees that during the sixty days prior to the Effective Date it will undertake its usual process for identifying candidates for election to its board of directors, and subject to approval of such individuals by any applicable Agency, will utilize such process to recommend two individuals for such election, at the first meeting of Buyer's Board of Directors following the Effective Date, who are independent members of Acquired Corporation's board of directors (as determined by SEC and NASDAQ rules and regulations and by other applicable Laws) as of the business day prior to the Effective Date. Buyer is not aware of any prior regulatory approval that is needed from any regulatory Agency for the election of such two directors.

      2.5 STOCKHOLDER APPROVALS. This Agreement shall be submitted to the respective stockholders of Acquired Corporation and of Buyer at the Stockholders' Meetings to be held as promptly as practicable consistent with the terms and conditions set forth in this Agreement. Upon approval by the requisite vote of the stockholders of Acquired Corporation and of Buyer as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in Section 2.7 hereof, .

      2.6 FURTHER ACTS. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or Buyer, acquired as a result of the Merger, Buyer and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation.

      2.7 EFFECTIVE DATE AND CLOSING. Subject to the terms of all requirements of Law and the conditions specified in this Agreement the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of Delaware (such

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time being herein called the "Effective Date"). Assuming all other conditions stated in this Agreement have been or will be satisfied as of the Closing, the Closing shall take place at the offices of Buyer, in Birmingham, Alabama, at 5:00 p.m. on a date specified by Buyer that shall be as soon as reasonably practicable, but not later than 30 calendar days, after the later to occur of the Stockholders' Meetings or all required regulatory approvals under Section 8.2, or at such other place and time that the Parties may mutually agree.

      2.8 SUBSIDIARY BANK. Upon the Effective Date, the Bank will merge with and into Buyer's savings bank Subsidiary, Superior Bank, a federal savings bank (the "Bank Merger"). Acquired Corporation will cooperate with Buyer, including the call of any special meetings of the board of directors of the Bank and the filing of any regulatory applications and the execution of appropriate documentation relating to the Bank Merger.

                                    ARTICLE 3

                    CONVERSION OF ACQUIRED CORPORATION STOCK

      3.1 CONVERSION OF ACQUIRED CORPORATION STOCK.

      (a) Subject to the potential adjustment provided for in Section 3.1(c) and
3.4 below, on the Effective Date, each share of common stock of Acquired Corporation outstanding and held of record by the Acquired Corporation's stockholders, but excluding shares held by the Acquired Corporation or any of its Subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted (the "Acquired Corporation Stock"), shall be converted by operation of law and without any action by any holder thereof into and exchanged for the right to receive 0.8974 shares of Buyer's Common Stock (the "Exchange Ratio").

      (b) On the Effective Date, all outstanding Acquired Corporation Options and the outstanding Acquired Corporation Warrants shall be cancelled and each holder of such options and the holder of such warrants shall be entitled to receive in exchange therefor the right to receive cash equal to the amount resulting when the number of Acquired Corporation Options or the number of Acquired Corporation Warrants, as the case may be, held by a holder thereof is multiplied by the Per Unit Value. As used herein, the term "Per Unit Value" shall mean (i) $10.50 less (ii) the exercise price for each share of Acquired Corporation Stock subject to such option or warrant. Schedule 3.1 to the Acquired Corporation's Disclosure Supplement sets forth the names of all persons holding Acquired Corporation Options and Acquired Corporation Warrants, the number of shares of Acquired Corporation common stock subject to such options and warrants, the exercise price and the expiration date of such options and warrants.

      (c) Notwithstanding anything to the contrary in this Section 3.1 or otherwise in this Agreement, in the event that there is a shortfall (the "Net Worth Shortfall Amount") between the Acquired Corporation Net Worth specified in
Section 10.2 hereof (the "Required Net Worth Amount"), and the actual amount of such Net Worth, then the Exchange Ratio shall be adjusted downward by the Reduction Factor. As used herein, the "Reduction Factor" shall mean the percentage obtained by dividing (i) the Net Worth Shortfall Amount by (ii) the Required Net Worth Amount.

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      3.2 SURRENDER OF ACQUIRED CORPORATION STOCK. As promptly as practicable, but in no case later than fifteen (15) business days after the Effective Date, an independent exchange agent (the "Exchange Agent") appointed by Buyer shall send to each holder of record of shares of Acquired Company Stock outstanding on the Effective Date transmittal materials for use in exchanging the certificates for such shares for certificates for shares of Buyer's Common Stock into which such shares of Acquired Company Stock have been converted pursuant hereto. Each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive Buyer's Common Stock shall be entitled, upon surrender to the Exchange Agent of their certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as the Exchange Agent may reasonably require and, if Buyer reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as Buyer may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of Buyer's Common Stock into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into Buyer's Common Stock shall for all purposes evidence ownership of the Buyer's Common Stock into and for which such shares shall have been so converted and holders thereof shall have all rights as holders of Buyer's Common Stock , except that dividends or other distributions with respect to such Buyer's Common Stock, if any, shall be held by Buyer until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered. After the Effective Date, there shall be no transfers on the stock transfer books of Acquired Corporation of shares of Acquired Corporation Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions hereof. If after the Effective Date certificates are presented for transfer to Acquired Corporation, they shall be canceled and exchanged for the shares of Buyer's Common Stock deliverable in respect thereof as determined in accordance with the provisions of this paragraph.

      3.3 FRACTIONAL SHARES. No fractional shares of Buyer's Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of Buyer's Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by Buyer an amount in cash, without interest, in an amount equal to such fractional part of a share of Buyer's Common Stock multiplied by the closing price per share of Buyer's Common Stock on NASDAQ on the Effective Date.

      3.4 ADJUSTMENTS. In the event that prior to the Effective Date Buyer's Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the Buyer's Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of Buyer's Common Stock into which the Acquired Corporation Stock shall be converted.

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      3.5 BUYER STOCK. The shares of Common Stock of Buyer issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

                                    ARTICLE 4

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

      Buyer represents, warrants and covenants to and with Acquired Corporation as follows:

      4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

      4.2 CAPITAL STOCK.

      (a) The authorized capital stock of Buyer consists of (A) 35,000,000 shares of Common Stock, $0.001 par value per share, of which as of March 31, 2005, 20,351,736 shares were validly issued and 20,084,587 shares were outstanding, fully paid and nonassessable under the DGCL and are not subject to preemptive rights (not counting additional shares reserved for issuance pursuant to stock option and other plans and outstanding options issued under such plans or otherwise), and (B) 5,000,000 shares of Convertible Preferred Stock, $0.001 par value per share, none of which is issued and outstanding. The shares of Buyer's Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable under the DGCL, will have been registered under the 1933 Act and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation and will be listed and eligible for trading on NASDAQ.

      (b) The authorized capital stock of each Subsidiary of Buyer is validly issued and outstanding, fully paid and nonassessable under the Laws of the jurisdiction in which such Subsidiary is organized, and each Subsidiary is wholly owned, directly or indirectly, by Buyer.

      4.3 TAXES. All Tax returns required to be filed by or on behalf of Buyer have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets contained in the reports described in Section 4.14 are, to the Knowledge of Buyer, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of Buyer accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Buyer may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. Except as disclosed on
Schedule 4.3 to Buyer's Disclosure Supplement, no audit, examination or investigation is presently being conducted or, to the Knowledge of Buyer, threatened by any taxing authority which is likely to

                                       5
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result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Buyer. To the Knowledge of Buyer, Buyer has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, Social Security and employment Tax withholding for all types of compensation).

      4.4 NO CONFLICT WITH OTHER INSTRUMENT. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the certificate of incorporation or bylaws of Buyer or the certificate or articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

      4.5 ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 2005, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, except as disclosed in Schedule 4.5 to Buyer's Disclosure Supplement.

      4.6 APPROVAL OF AGREEMENT. The board of directors of Buyer has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by Buyer of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. Subject to (a) the matters referred to in Section 8.2 and (b) approval by the stockholders of Buyer of the Merger and the transactions contemplated by this Agreement, Buyer has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Buyer has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by Section 8.2 will not be granted without the imposition of material conditions or material delays.

      4.7 TAX TREATMENT. Buyer has no present plan to sell or otherwise dispose of any material portion of the Assets of Acquired Corporation, subsequent to the Merger, and Buyer intends to continue the historic business of Acquired Corporation.

      4.8 TITLE AND RELATED MATTERS. Buyer has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of Buyer, reflected in the balance sheet dated as of December 31, 2005 in the Buyer SEC Reports, or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business, or, if other than in the ordinary course of business, of a nature and amount not material to the business of Buyer), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (a) mortgages and other encumbrances referred to in the notes of such balance sheet, (b) liens for current Taxes not yet due and payable and (c) such imperfections of title and easements as do not materially

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detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Buyer, the material structures and equipment of Buyer comply in all material respects with the requirements of all applicable Laws.

      4.9 SUBSIDIARIES. Each Subsidiary of Buyer has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon Buyer and its Subsidiaries considered as one enterprise; the federal savings bank Subsidiary of Buyer has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of Buyer are permitted to subsidiaries of registered thrift holding companies.

      4.10 CONTRACTS. Neither Buyer nor any of its Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound, except for such Defaults, if any, as would not, individually or in the aggregate, have a Material Adverse Effect upon Buyer.

      4.11 LITIGATION. Except as disclosed in Schedule 4.11 to Buyer's Disclosure Supplement, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries (nor does Buyer have knowledge of any facts which could give rise to any such Litigation) which is reasonably likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is reasonably likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; and all pending legal or governmental proceedings to which Buyer or any Subsidiary is a party or of which any of their properties is the subject, including ordinary routine litigation incidental to the business, are, considered in the aggregate not material.

      4.12 COMPLIANCE. Buyer and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of Buyer, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses, including Laws imposing Taxes.

      4.13 REGISTRATION STATEMENT. None of the information supplied or to be supplied by Buyer for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Buyer to Buyer's or Acquired Corporation's stockholders in the proxy statement/prospectus used in connection with the Stockholders' Meetings, and any other documents to be filed by Buyer with the SEC, or any other Agency in connection with the transactions contemplated hereby will, at the respective time such documents are filed and with respect to the Acquired Corporation Proxy Statement, when first mailed to the stockholders of Acquired Corporation, and with respect to the Buyer Proxy Statement when first mailed to the stockholders of Buyer, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, not misleading, or in the case of the Acquired Corporation Proxy Statement or any amendment thereof or supplement thereto, at the time of the Acquired Corporation Stockholders' Meetings, and in the case of the Buyer Proxy Statement or any amendment thereof or supplement thereto, at the time of the Buyer Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the respective Stockholders' Meetings.

      4.14 SEC FILINGS AND FINANCIAL STATEMENTS; NASDAQ. (a) Since December 31, 2003, Buyer has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws and SEC rules and regulations thereunder (the "Buyer SEC Reports"), each of which complied as to form, at the time such form, report or document was filed (and subject to any subsequent amendments thereto), in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the applicable rules and regulations thereunder. To the Knowledge of Buyer, each member of Buyer's board of directors has filed all forms, reports and documents with the SEC required to be filed by him pursuant to the federal securities Laws and SEC rules and regulations thereunder. As of their respective dates, none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in the Buyer SEC Reports (including the related notes and schedules, and subject to any subsequent amendments to such Buyer SEC Reports) fairly presents the financial condition of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Buyer has no material obligations or liabilities (contingent or otherwise) except as disclosed in the Buyer SEC Reports. For purposes of this paragraph, "material" shall have the meaning of such term as defined under the 1933 Act, the 1934 Act and the rules promulgated thereunder.

      (b) Since December 31, 2003, Buyer has filed all forms, reports and documents with NASDAQ required to be filed by it pursuant to the requirements of NASDAQ (the "NASDAQ Reports"), each of which complied as to form, at the time such form, report or document was filed (and subject to any subsequent amendments thereto), in all material respects with the applicable requirements of NASDAQ. As of their respective dates, none of the NASDAQ Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer is in material compliance with all rules and requirements of NASDAQ applicable to it.

      4.15 FORM S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 will be satisfied with respect to Buyer and the Registration Statement.

      4.16 BROKERS. Except for services provided by Sandler O'Neill & Partners, L.P. and Burke Capital Group, L.L.C., which have been retained by Buyer and the arrangements with which, including fees, have been disclosed to Acquired Corporation prior to the date hereof, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Buyer directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of Buyer or otherwise in such manner as to give rights to any valid claim against Buyer for finder's fees, brokerage commissions or other like payments.

      4.17 GOVERNMENT AUTHORIZATION. Buyer and its Subsidiaries have all Permits that, to the Knowledge of Buyer and its Subsidiaries, are or will be legally required to enable Buyer or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

      4.18 ABSENCE OF REGULATORY COMMUNICATIONS. Except as disclosed in Schedule
4.18 to Buyer's Disclosure Supplement, neither Buyer nor any of its Subsidiaries is subject to, or has received during the past year, any written communication directed specifically to it from any Agency to which it is or has been subject or pursuant to which such Agency has imposed or has indicated it is reasonably likely to impose any material restrictions on the operations of it or the business conducted by it or taken any other action with respect to Buyer or any of its Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect upon Buyer and its Subsidiaries taken as a whole.

      4.19 DISCLOSURE. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by Buyer, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

      4.20 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2005, neither Buyer nor any of its Subsidiaries has

      (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing options to purchase shares of Buyer's common stock under its Third Amended and Restated 1998 Stock Option Plan;

      (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

      (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities shown on the December 31, 2005 balance sheet in the Buyer SEC Reports and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

      (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to stockholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

      (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

      (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

      (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering Buyer's business as a whole, except as are disclosed in Schedule 4.20 of Buyer's Disclosure Supplement;

      (h) except in the ordinary course of business or as disclosed in Schedule 4.20(h) to Buyer's Disclosure Supplement, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering Buyer's business as a whole;

      (i) except in accordance with Buyer's normal and usual practice, or as required by Law or by Contract, or as noted in Schedule 4.20(i) to Buyer's Disclosure Supplement, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

      (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

      (k) received notice that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect;

      (l) failed to operate its business in the ordinary course (other than this Agreement and the transactions contemplated hereby and other than Buyer's Agreement and Plan of Merger with Kensington Bankshares, Inc. dated as of March 6, 2006 and the transactions contemplated thereby) so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

      (m) entered into any other transaction other than in the ordinary course of business; or

      (n) agreed, in writing or otherwise, to take any action described in clauses (a) through (m) above.

      4.21 COMMITMENTS. Buyer has disclosed in the Exhibits to its annual report on Form 10-K for the year ended December 31, 2005, or in the Exhibits to any subsequently filed quarterly report on Form 10-Q or current report on Form 8-K, all "material contracts" required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

      4.22 CHARTER AND BYLAWS. Schedule 4.22 to Buyer's Disclosure Supplement contains true and correct copies of the certificate of incorporation or articles of incorporation and bylaws of Buyer and Superior Bank including all amendments thereto, as currently in effect. There will be no changes in such certificates or articles of incorporation or bylaws prior to the Effective Date without the prior written consent of Acquired Corporation.

      4.23 MATERIAL CONTRACT DEFAULTS. Except as disclosed on Schedule 4.23 to Buyer's Disclosure Supplement, neither Buyer nor any of its Subsidiaries is in Default in any material respect under the terms of any material Contract which has or is reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole, and, to the Knowledge of Buyer, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract that is reasonably likely to have such a Material Adverse Effect in respect of which adequate steps have not been taken to prevent such a Default from occurring.

      4.24 INSURANCE. Each of the Buyer and its Subsidiaries has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Buyer reasonably believes to be adequate for the type of business conducted by such company, and all of which are identified on Schedule 4.24 to Buyer's Disclosure Supplement. Neither Buyer nor any of its Subsidiaries is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and neither Buyer nor any of its Subsidiaries has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, neither Buyer nor any of its Subsidiaries has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage, to the extent available generally in the market without material increase in cost or change in coverage, will be outstanding and in full force with respect to each of Buyer and its Subsidiaries at all times from the date hereof to the Effective Date.

      4.25 GOVERNMENTAL AUTHORIZATION. Buyer and its Subsidiaries have all Permits that, to the Knowledge of Buyer, are or will be legally required to enable Buyer and its Subsidiaries to conduct their respective businesses in all material respects as now conducted by Buyer and each of its Subsidiaries.

      4.26 [RESERVED].

      4.27 REGULATORY APPROVALS. Buyer has no Knowledge of any reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

      4.28 LOANS; ADEQUACY OF ALLOWANCE FOR LOAN LOSSES. All reserves for loan losses shown on the December 31, 2005 financial statements of Buyer in the Buyer SEC Reports are adequate (within the meaning of GAAP and applicable regulatory guidelines) in all material respects. To the Knowledge of Buyer, each loan reflected as an Asset on the financial statements of Buyer is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles and complies with all Laws to which it is subject. Buyer does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed to Acquired Corporation, to the Knowledge of Acquired Corporation, it has no material loans that are delinquent in payment for more than 30 days, substandard, doubtful, loss, or nonperforming.

      4.29 ENVIRONMENTAL MATTERS. Buyer and each of its Subsidiaries are in material compliance with all Environmental Laws, and Buyer has no Knowledge that Buyer or any of its Subsidiaries has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to Buyer or any of its Subsidiaries, except, in each case, where such noncompliance has not had or is not reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole. To the Knowledge of Buyer, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Buyer, with respect to Assets of Buyer or any of its Subsidiaries, including any Loan Property of any material loan, (a) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (b) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (c) there are no underground storage tanks on any premises owned or leased by Buyer or any of its Subsidiaries, where in the case of each of clause (a) and (b) any such condition or occurrence has had or is reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole.

      4.30 LABOR DISPUTES. To the Knowledge of Buyer, Buyer and each of its Subsidiaries is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Neither Buyer nor any of its Subsidiaries is or has been engaged in any unfair labor practice, and, to the Knowledge of Buyer, no unfair labor practice complaint against Buyer or any of its Subsidiaries is pending before the National Labor Relations Board. Relations between management of Buyer and its Subsidiaries and the employees are amicable and there have not been, nor to the Knowledge of Buyer, are there presently, any attempts to organize employees, nor to the Knowledge of Buyer, are there plans for any such attempts.

      4.31 DERIVATIVE CONTRACTS. Except as disclosed in Section 4.31 to Buyer's Disclosure Supplement or as entered into in the ordinary course of business subsequent to the date hereof, neither Buyer nor any of its Subsidiaries is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security ("Derivative Contract") not included in Buyer's December 31, 2005 financial statements in the Buyer SEC Reports (including various combinations thereof). With respect to all agreements currently outstanding pursuant to which Buyer or any of its Subsidiaries has purchased securities subject to an agreement to resell, Buyer or such Subsidiary has a security interest in the securities or other collateral securing such agreement, and the value of such collateral at the date such agreement was entered into equals or exceeds the amount of the debt secured thereby. Neither Buyer nor any of its Subsidiaries has pledged collateral in excess of the amount required under any interest rate swap, repurchase agreement, Derivative Contract or other similar agreement currently outstanding.

      4.32 ACCOUNTING, TAX AND REGULATORY MATTERS. Neither Buyer nor any of its Subsidiaries has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Agencies referred to in subsection 8.2 of this Agreement.

      4.33 OPINION OF COUNSEL. Buyer has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.4.

      4.34 TRANSACTIONS WITH MANAGEMENT. Buyer has disclosed in Buyer's proxy statement dated April 17, 2006 with respect to its regular 2006 annual meeting of stockholders all matters required to be disclosed pursuant to Item 404 of Regulation S-K under the 1933 Act, "Certain Relationships and Related Transactions".

      4.35 ACCOUNTING CONTROLS. Buyer and its Subsidiaries have devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors of Buyer and the duly authorized executive officers of Buyer or the applicable Subsidiary of Buyer; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to Buyer or the applicable Subsidiary of Buyer or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material Assets of Buyer and its Subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors of Buyer and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

      4.36 DEPOSIT INSURANCE. The deposit accounts of Superior Bank are insured by the FDIC in accordance with the provisions of the FDIC Act. Superior Bank has paid all regular premiums and special assessments and filed all reports required under the FDIC Act.

      4.37 COLLECTIVE BARGAINING. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Buyer or any of its Subsidiaries and any union or labor organization covering the employees of Buyer or of any of its Subsidiaries and none of said employees are represented by any union or labor organization.

      4.38 OPINION OF COUNSEL. Buyer has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.4.

                                    ARTICLE 5

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED

                                   CORPORATION

      Acquired Corporation represents, warrants and covenants to and with Buyer, as follows:

      5.1 ORGANIZATION. Acquired Corporation is a Delaware corporation, and the Bank is an Alabama state-chartered bank. Each is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

      5.2 CAPITAL STOCK. As of April 28, 2006, the authorized capital stock of Acquired Corporation consisted of (A) 20,000,000 shares of common stock, $.10 par value per share, 8,892,926 shares of which were issued and outstanding at such date, which amount excludes 104,955 shares held by Acquired Corporation as treasury shares, and (B) 200,000 shares of Preferred Stock, $0.001 par value per share, none of which was issued and outstanding at such date. All of such shares which are outstanding are validly issued, fully paid and nonassessable under the DGCL and not subject to preemptive rights. As of April 28, 2006, such 8,892,926 shares included 85,980 shares of $.01 par value Acquired Corporation common stock that had been issued to the ESOP (as defined in Section 6.4 hereof) and were outstanding, and which secured a loan to the ESOP and had not been allocated to ESOP participants and therefore are shown as "unearned ESOP common stock" on Acquired Corporation's balance sheet in its annual report on Form 10-K as of December 31, 2005. As of March 31, 2006, Acquired Corporation had 1,781,687 shares of its common stock subject to exercise at any time pursuant to outstanding stock options under its stock option plans or pursuant to outstanding warrants. Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, including the grant or issuance of Acquired Corporation Options.

      5.3 SUBSIDIARIES. Acquired Corporation has no direct Subsidiaries other than the Bank and the Subsidiaries shown on Schedule 5.3 to Acquired Corporation's Disclosure Supplement. Acquired Corporation owns all of the issued and outstanding capital stock of the Bank and its other Subsidiaries, including without limitation the Trust, free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and non-assessable. As of December 31, 2005, there were 400,000 shares of the Class A common stock, par value $1.00 per share, authorized of the Bank, 38,778 of which were issued and outstanding and wholly owned by Acquired Corporation, and 5,000 shares of the Class B common stock, par value $1.00 per share, authorized of the Bank, none of which was issued or outstanding. The Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. Other than the pledge of the Bank's stock under the Line of Credit, there are no arrangements or commitments by which any Acquired Corporation Company is or may be bound to transfer any shares of the capital stock of any Acquired Corporation Company. Other than the Line of Credit, there are no arrangements or commitments relating to the rights of any Acquired Corporation Company to vote or dispose of any shares of the capital stock of any Acquired Corporation Company.

      5.4 SEC FILINGS AND FINANCIAL STATEMENTS. Since December 31, 2003, Acquired Corporation has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws and SEC rules and regulations thereunder (the "Acquired Corporation SEC Reports"), each of which complied as to form, at the time such form, report or document was filed (and subject to any subsequent amendments thereto), in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the applicable rules and regulations thereunder. To the Knowledge of the Acquired Corporation, and except as disclosed in the Acquired Corporation Disclosure Supplement each member of its board of directors has filed all forms, reports and documents with the SEC required to be filed by him pursuant to the federal securities Laws and SEC rules and regulations thereunder. As of their respective dates, none of the Acquired Corporation SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except as disclosed in the Acquired Corporation Disclosure Supplement. Except as disclosed in the Acquired Corporation Disclosure Supplement, each of the balance sheets in the Acquired Corporation SEC Reports (including the related notes and schedules, and subject to any subsequent amendments to such Acquired Corporation SEC Reports) fairly presents the financial condition of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Acquired Corporation has no material obligations or liabilities (contingent or otherwise) except as disclosed in the Acquired Corporation Disclosure Supplement. For purposes of this paragraph, "material" shall have the meaning of such term as defined under the 1933 Act, the 1934 Act and the rules promulgated thereunder.

      5.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule
5.5 to Acquired Corporation's Disclosure Supplement, since December 31, 2005, no Acquired Corporation Company has

      (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Corporation Options and Acquired Corporation Warrants;

      (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

      (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet in the Acquired Corporation SEC Reports and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

      (d) except as necessary in order to enable Acquired Corporation to pay the special dividend contemplated by Section 6.2(k) hereof or for any Acquired Corporation Company to pay dividends to enable Acquired Corporation to meet its obligations as they come due, declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to stockholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

      (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

      (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

      (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole and are disclosed in the Acquired Corporation SEC Reports;

      (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

      (i) except in accordance with normal and usual practice or as required by Law or Contract, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

      (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

      (k) as of April 28, 2006, received notice that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect;

      (l) failed to operate its business in the ordinary course (other than this Agreement and the transactions contemplated hereby) so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

      (m) entered into any other transaction other than in the ordinary course of business; or

      (n) agreed, in writing or otherwise, to take any action described in clauses (a) through (m) above.

      Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of Buyer, will do any of the things listed in clauses (a) through (n) of this Section 5.5 except as permitted therein or as contemplated in this Agreement, or disclosed in the Acquired Corporation Disclosure Supplement and no Acquired Corporation Company will enter into or amend any material Contract wherein either the Acquired Corporation Company has an obligation to pay or the other party thereto has an obligation to provide goods or services, in either case in excess of $100,000 during the term thereof, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of Buyer.

      5.6 TITLE AND RELATED MATTERS.

      (a) Title. Each Acquired Corporation Company has good and marketable title to all Assets that are material to the business of the Acquired Corporation Companies taken as a whole, reflected in the most recent financial statement in the Acquired Corporation SEC Reports, or acquired after the date of such financial statement (except Assets sold or otherwise disposed of since such date, in the ordinary course of business or as disclosed in the Acquired Corporation Disclosure Supplement), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

      (b) Leases. Schedule 5.6(b) to Acquired Corporation's Disclosure Supplement sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee, all of which are in full force and effect and under which no breach or Default on the part of such Acquired Corporation Company or, to the Knowledge of Acquired Corporation, any other party has occurred or is continuing.

      (c) Depreciation Schedule. Schedule 5.6(c) to Acquired Corporation's Disclosure Supplement sets forth a depreciation schedule for financial reporting purposes of each Acquired Corporation Company's fixed Assets as of March 31, 2006.

      (d) Computer Hardware and Software. Schedule 5.6(d) to Acquired Corporation's Disclosure Supplement contains a description of all material agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Acquired Corporation has no Knowledge of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to reasonably perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company. Except as set forth in
Schedule 5.6(d) to Acquired Corporation's Disclosure Supplement, each applicable Acquired Corporation

Company owns or has the uncontested right, and after the Effective Date will continue to own or have the uncontested right, to use all such computer software and hardware.

      5.7 COMMITMENTS. Acquired Corporation has disclosed in the Exhibits to its annual report on Form 10-K for the year ended December 31, 2005, or in the Exhibits to any subsequently filed quarterly report on Form 10-Q or current report on Form 8-K, all "material contracts" required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

      5.8 CHARTER AND BYLAWS. Schedule 5.8 to Acquired Corporation's Disclosure Supplement contains true and correct copies of the certificate of incorporation or articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date without the prior written consent of Buyer.

      5.9 LITIGATION; COMPLIANCE WITH LAWS. Except as described in Schedule 5.9 of the Acquired Corporation's Disclosure Supplement, there is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor does Acquired Corporation have Knowledge of any facts which are reasonably likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which is reasonably likely to result in any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on the Acquired Corporation Companies as a whole, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on the Acquired Corporation Companies as a whole. Except as disclosed in Schedule 5.9 to Acquired Corporation's Disclosure Supplement, to the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including without limitation those imposing Taxes and those related to consumer finance, commercial banking, and the sale of non-deposit investment and insurance products, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its Assets and the conduct of its business, except where such noncompliance would not have a Material Adverse Effect on the Acquired Corporation Companies as a whole.

      5.10 MATERIAL CONTRACT DEFAULTS. Except as disclosed on Schedule 5.10 to Acquired Corporation's Disclosure Supplement, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract which default has or is reasonably likely to have a Material Adverse Effect on the Acquired Corporation Companies as a whole and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, which is reasonably likely to or will become an event of Default under any such material Contract that is reasonably likely to have such a Material Adverse Effect in respect of which adequate steps have not been taken to prevent such a Default from occurring.

      5.11 NO CONFLICT WITH OTHER INSTRUMENT. Upon the receipt of all required Consents, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract indenture, mortgage, deed of trust, lease identified on Schedule 5.6(b) to Acquired Corporation's Disclosure Supplement or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

      5.12 GOVERNMENTAL AUTHORIZATION. Each Acquired Corporation Company has all Permits that, to the Knowledge of Acquired Corporation, are required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

      5.13 ABSENCE OF REGULATORY COMMUNICATIONS. Except as provided in Schedule
5.13 to Acquired Corporation's Disclosure Supplement, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past two years, any written communication directed specifically to it from any Agency to which it is or has been subject or pursuant to which such Agency has imposed or has indicated it is reasonably likely to impose any material restrictions on the operations of it or the business conducted by it or taken any other action with respect to any Acquired Corporation Company which has had or is reasonably likely to have a Material Adverse Effect upon the Acquired Corporation Companies taken as a whole.

      5.14 ABSENCE OF MATERIAL ADVERSE CHANGE. Except as disclosed in Schedule
5.14 to Acquired Corporation's Disclosure Supplement, since December 31, 2005, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporation Companies taken as a whole. For purposes of this Section 5.14, Material Adverse Effect shall exclude any changes in results of operations, cash flows, stockholders' equity or financial condition resulting from items excluded from the definition of Net Worth.

      5.15 INSURANCE. Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers, which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company, and all of which are identified on Schedule 5.15 to Acquired Corporation's Disclosure Supplement. No Acquired Corporation Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for. All policies of insurance presently held or policies containing substantially equivalent coverage, to the extent available generally in the market without material increase in cost or change in coverage, will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.

      5.16 PENSION AND EMPLOYEE BENEFIT PLANS; EMPLOYEES.

      (a) Schedule 5.16(a) to Acquired Corporation's Disclosure Supplement sets forth a true, complete and correct list of all "employee benefit plans" as defined by Section 3(3) of ERISA (whether or not such plans are subject to ERISA), and all bonus, incentive compensation, deferred compensation, profit sharing, stock option, restricted stock, stock appreciation right, stock bonus, stock purchase, supplemental retirement, life insurance, or any other employee benefit plans, programs or arrangements (whether written or oral, qualified or nonqualified), and all employment, consulting, retention, termination, severance or other contracts or arrangements, whether legally enforceable or not, and any trust, escrow or other agreement related thereto, to which any Acquired Corporation Company or any ERISA Affiliate thereof is a party which (i) is now or was for the last six (6) years maintained or contributed to by any Acquired Corporation Company or an ERISA Affiliate thereof (as hereinafter defined), or
(ii) with respect to which any Acquired Corporation Company or any ERISA Affiliate thereof has any obligations to any current or former officer, employee, consultant or independent contractor, leased employee or the dependents of any thereof, regardless of whether funded, or (iii) which could result in the imposition of any liability or obligation of any kind or nature, and whether or not now due or to become due to any Acquired Corporation Company or any ERISA Affiliate thereof (all of the above shall be collectively referred to as the "Employee Plans").

      (b) For each Employee Plan, Acquired Corporation has heretofore provided or made available to Buyer true and correct copies of each of the following documents, as applicable: (i) the Employee Plan document and where such Employee Plan is unwritten, a written description of the material terms thereof, (ii) the actuarial report or financial statements, if any, for such Employee Plan for each of the last three (3) years, (iii) the most recent determination letter from the Internal Revenue Service (the "IRS") for such Employee Plan, (iv) the IRS Form 5500 annual reports for such Employee Plan for the 2003 and 2004 plan years and Acquired Corporation will provide Buyer with any 2005 plan year IRS Form 5500 annual reports filed with respect to such Employee Plan as soon as administratively practicable following the filing of such annual report with the appropriate Agency, (v) all personnel, payroll and employment manuals, handbooks and policies, and (iv) the most recent summary plan description and related summaries of material modifications.

      (c) Except as set forth in Schedule 5.16(c) to the Acquired Corporation's Disclosure Supplement, neither the Acquired Corporation, any Acquired Corporation Company nor any ERISA Affiliate has been liable at any time for contributions to (i) a plan or program that is, or has been at any time, subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA or
(ii) a "multiemployer plan" (as defined in Section 3(39) of ERISA). Schedule 5.16(c) to Acquired Corporation's Disclosure Supplement also indicates whether
(i) any Employee Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA,
(ii) Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate has an outstanding funding waiver, (iii) Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate is required to provide security for any Employee Plan pursuant to Section 401(a)(29) of the Code or
(iv) if, and to the extent, any unfunded liabilities (past, present or future) exist with respect to any Employee Plan.

      (d) Except as set forth in Schedule 5.16(d) to the Acquired Corporation's Disclosure Supplement, the form and operation of all Employee Plans are in all material respects in compliance with the applicable provisions of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such Employee Plans have been operated in all material respects in compliance with such laws and the written Employee Plan documents. To the Knowledge of Acquired Corporation, no Acquired Corporation Company or any fiduciary of an Employee Plan has violated the requirements of
Section 404 of ERISA with respect to any Employee Plan. All required reports (including IRS Form 5500 annual reports and summary annual reports) have been (when required) timely filed with the IRS and the United States Department of Labor (the "DOL"). To the Knowledge of Acquired Corporation, all summary plan descriptions and summaries of material modifications and other notices required by ERISA or the Code with respect to the Employee Plans have been timely distributed as required to all participants, alternate payees and beneficiaries, and all such summary plan descriptions, summaries of material modifications and other notices have complied and currently comply with applicable Law and are consistent with the terms and provisions of the corresponding written Employee Plan documents. To the Knowledge of Acquired Corporation, there have been no prohibited transactions with respect to the Employee Plans that will or could reasonably likely result in a Material Adverse Effect on any Acquired Corporation Company. Any contributions, including salary deferrals, required to be made under the terms of any of the Employee Plans by Acquired Corporation as of the Effective Date of the Merger have been timely made.

      (e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Acquired Corporation is not aware of any circumstances that will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and to the Knowledge of Acquired Corporation there are no circumstances that will or could reasonably result in a revocation of such exemption. Each Employee Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the Employee Plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of funding vehicle. With respect to each Employee Plan, to the Knowledge of Acquired Corporation no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any tax under Section 511 of the Code.

      (f) Except as disclosed on Schedule 5.16(f) of Acquired Corporation's Disclosure Supplement, there are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of Acquired Corporation, none are threatened.

      (g) No written or oral representations have been made, and no Employee Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any period of time beyond the earlier of (i) the end of the current plan year, or (ii) the termination of employment (except to the extent of coverage required under COBRA), except as provided in any Contracts disclosed in the Acquired Corporation Disclosure Supplement.

      (h) Except as disclosed on Schedule 5.16(h) of Acquired Corporation's Disclosure Supplement and except for the possibility of full vesting of plan account balances which may be necessitated by Section 411(d)(3) of the Code in order for tax-qualified status to be retained, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any employee, officer, former employee or former officer of any Acquired Corporation Company or any ERISA Affiliate. Except as disclosed in Schedule 5.16(h) to Acquired Corporation's Disclosure Supplement, no wages, salaries, compensation, bonus, pension or other payments to any employee, affiliate, officer, director or broker of any Acquired Corporation Company or any ERISA Affiliate will be triggered by or result from the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Acquired Corporation Disclosure Supplement, no Employee Plan or other Contracts, including those contemplated in this Agreement, provide for payments or other benefits that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code (i.e., "golden parachute" taxes), and no action otherwise has been taken to accelerate payments or vesting and no agreement entered into by Acquired Corporation, any Acquired Corporation Company or ERISA Affiliate within the prior 12 months that would be treated as a parachute payment as defined in Section 280G of the Code. All compensation amounts that have been paid or are payable are or will become deductible by Acquired Corporation or Buyer pursuant to Section 162(m) of the Code.

      (i) Acquired Corporation, any Acquired Corporation Company and any ERISA Affiliate thereof have at all times complied and currently comply in all material respects with the applicable continuation requirements for their group health plans, including (1) Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees. Schedule 5.16(i) to Acquired Corporation's Disclosure Supplement lists all of the former employees of Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate thereof and their beneficiaries who have elected or are eligible to elect COBRA continuation of health insurance coverage under any Employee Plan offering group health insurance benefits.

      (j) Except as disclosed in Schedule 5.16(j) to Acquired Corporation's Disclosure Supplement, neither Acquired Corporation, any Acquired Corporation Company nor any ERISA Affiliate has incurred any liability to the DOL, the Pension Benefit Guaranty Corporation (the "PBGC") or the IRS in connection with any of the Employee Plans, and, to the Knowledge of Acquired Corporation, except as disclosed in Schedule 5.16(j) to Acquired Corporation's Disclosure Supplement, no condition exists that presents a risk to Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate of incurring any liability to the DOL, the PBGC or the IRS.

      (k) For the purpose of this Section 5.16, the term "ERISA Affiliate" shall mean (i) any related company or trade or business that is required to be aggregated with Acquired Corporation or any Acquired Corporation Company under Code Sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Employee Plan; and
(iii) any predecessor or successor company or trade or business of Acquired Corporation or any entity described in this Section 5.16(k).

      (l) Acquired Corporation, each Acquired Corporation Company and any ERISA Affiliate have properly classified individuals providing services to such entities as independent contractors or employees, as the case may be for purposes of eligibility to participate in the Employee Plans and such classifications have not been challenged by the IRS.

      (m) Except as disclosed in Schedule 5.16(m) to the Acquired Corporation Disclosure Supplement, no lien, security interests or other encumbrances exist with respect to any of the assets of Acquired Corporation, any Acquired Corporation Company or any ERISA Affiliate that were imposed pursuant to the terms of the Code or ERISA and, to the Knowledge of Acquired Corporation, no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances arising from or relating to the Employee Plans.

      (n) Schedule 5.16(n) to Acquired Corporation's Disclosure Supplement contains a list of all of the employees of Acquired Corporation, any Acquired Corporation Company and any ERISA Affiliate, their current salary or wage rates, bonus and other compensation, including stock options and stock grants, benefit arrangements, accrued sick days, vacation days and holidays, period of service, department and a job title or other summary of the responsibilities of such employees. Schedule 5.16(n) also indicates whether such employees are part-time, full-time or on a leave of absence and the type of leave. All employees are employees at-will, unless otherwise specified in Schedule 5.16(n). Except as disclosed on Schedule 5.16(n) to the Acquired Corporation Disclosure Supplement, Acquired Corporation, any Acquired Corporation Company and any ERISA Affiliate, is not a party to any oral (express or implied) or written (i) employment agreement, (ii) consulting agreement, or (iii) independent contractor agreement with any individual or entity.

      (o) To the Knowledge of Acquired Corporation, no Acquired Corporation Company is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or any other amounts required to be reimbursed to such employees (including accrued paid time off, accrued vacation, accrued sick leave and other benefits) or in the payment to the appropriate governmental authority of all required taxes, insurance, social security and withholding thereon; and as of the Effective Date of the Merger, no Acquired Corporation Company will have an obligation or liability to any of its employees or to any governmental authority for any such matters.

      5.17 BUY-SELL AGREEMENT. To the Knowledge of Acquired Corporation, there are no agreements among any of its stockholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any stockholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.

      5.18 BROKERS. Except for services provided by FIG Partners, L.L.C., which has been retained by Acquired Corporation and the arrangements with which, including fees, have been disclosed to Buyer prior to the date hereof, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with Buyer and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder's fee, brokerage commission or other like payment.

      5.19 APPROVAL OF AGREEMENTS. The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement. As of the date of this Agreement, Acquired Corporation's Board of Directors has by the majority vote of the members of Acquired Corporation's Board of Directors determined (a) that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to and in the best interests of Acquired Corporation and its stockholders, (b) to submit this Agreement for approval and adoption by the stockholders of Acquired Corporation and to declare the advisability of this Agreement, and (c) to recommend that the stockholders of Acquired Corporation adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (collectively, the "Acquired Corporation's Board of Directors Recommendation").

      5.20 DISCLOSURE. No representation or warranty, nor any written statement or certificate furnished or to be furnished to Buyer by Acquired Corporation, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

      5.21 REGISTRATION STATEMENT. (a) Acquired Corporation shall furnish all information to Buyer with respect to any Acquired Corporation Company including financial statements of Acquired Corporation as Buyer may reasonably request for inclusion in the Registration Statement, the Buyer Proxy Statement and the Buyer's application for listing on NASDAQ of Buyer's Common Stock to be registered by the Registration Statement, and such information and financial statements shall satisfy the requirements of SEC Form S-4 and SEC Regulation S-X under the 1933 Act, as applicable.

      (b) None of the information supplied or to be supplied by Acquired Corporation for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by Acquired Corporation or to be supplied to Buyer's or Acquired Corporation's stockholders in the proxy statement/prospectus used in connection with the Stockholders' Meetings, and any other documents to be filed by Acquired Corporation with the SEC, or any other Agency in connection with the transactions contemplated hereby will, at the respective time such documents are filed and with respect to the Acquired Corporation Proxy Statement, when first mailed to the stockholders of Acquired Corporation, and with respect to the Buyer Proxy Statement when first mailed to the stockholders of Buyer, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, not misleading, or in the case of the Acquired Corporation Proxy Statement or any amendment thereof or supplement thereto, at the time of the Acquired Corporation Stockholders' Meetings, and in the case of the Buyer Proxy Statement or any amendment thereof or supplement thereto, at the time of the Buyer Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the respective Stockholders' Meetings.

      5.22 LOANS; ALLOWANCE FOR POSSIBLE LOAN LOSSES. Except as disclosed in
Schedule 5.22 to Acquired Corporation's Disclosure Supplement, the allowance for possible loan, securities or credit losses (the "Allowance") shown on the consolidated balance sheets of Acquired Corporation in the Acquired Corporation SEC Reports dated prior to the date of this Agreement was as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) in all material respects.

      To the Knowledge of Acquired Corporation, each loan reflected as an Asset on the financial statements of Acquired Corporation in the Acquired Corporation SEC Reports is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles and the absence of indemnity and contribution and complies with all Laws to which it is subject. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22 to Acquired Corporation's Disclosure Supplement, to the Knowledge of Acquired Corporation, it has no material loans that are delinquent in payment for more than 30 days, substandard, doubtful, loss, or nonperforming.

      5.23 ENVIRONMENTAL MATTERS. Except as provided in Schedule 5.23 to Acquired Corporation's Disclosure Supplement, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic or hazardous substance (the "Environmental Laws"), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied in all material respects with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company, except, in each case, where such noncompliance has not had or is not reasonably likely to have a Material Adverse Effect on the Acquired Corporation Companies taken as a whole. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Corporation, with respect to Assets of any Acquired Corporation Company, including any Loan Property of any material loan, (a) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (b) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (c) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company, where, in the case of each of clause (a) and (b) any such condition or occurrence has had or is reasonably likely to have a Material Adverse Effect on the Acquired Corporation Companies taken as a whole.

      5.24 TAXES. All Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects, or appropriate reserves established, except as may be disclosed in the Acquired Corporation Disclosure Supplement. All Taxes shown on these returns to be due and all additional assessments received have been paid or will be paid before the date on which they would be delinquent. Except as disclosed in the Acquired Corporation Disclosure Supplement, the amounts recorded for Taxes on the Acquired Corporation SEC Reports referred to in Section 5.4(a) are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort has been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. To the Knowledge of Acquired Corporation, each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, Social Security and employment Tax withholdings).

      5.25 COLLECTIVE BARGAINING. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any Acquired Corporation Company's employees and none of said employees are represented by any union or labor organization.

      5.26 LABOR DISPUTES. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. Relations between management of each Acquired Corporation Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.

      5.27 DERIVATIVE CONTRACTS. Except as disclosed in Section 5.27 of the Acquired Corporation Disclosure Supplement or as entered into in the ordinary course of business after the date hereof, no Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security ("Derivative Contract") not included in Acquired Corporation's December 31, 2005 financial statements in the Acquired Corporation SEC Reports (including various combinations thereof). With respect to all agreements currently outstanding pursuant to which any Acquired Corporation Company has purchased securities subject to an agreement to resell, such Acquired Corporation Company has a security interest in the securities or other collateral securing such agreement, and the value of such collateral at the date such agreement was entered into equals or exceeds the amount of the debt secured thereby. No Acquired Corporation Company has pledged collateral in excess of the amount required under any interest rate swap, repurchase agreement, Derivative Contract or other similar agreement currently outstanding.

      5.28 ACCOUNTING, TAX AND REGULATORY MATTERS. No Acquired Corporation Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of
Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Agencies referred to in subsection 8.2 of this Agreement.

      5.29 OFFICES. The headquarters of Acquired Corporation and each other office, branch or facility maintained and operated by each Acquired Corporation Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.29 to Acquired Corporation's Disclosure Supplement. None of the Acquired Corporation Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

      5.30 DATA PROCESSING SYSTEMS. Except to the extent indicated on Schedule
5.30 of Acquired Corporation's Disclosure Supplement, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use by Buyer and its Subsidiaries of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, and computer systems, including any outsourced systems and processes, that are used by the Acquired Corporation Companies to the same extent and in the same manner that it has been used by the Acquired Corporation Companies.

      5.31 INTELLECTUAL PROPERTY. Each of the Acquired Corporation Companies owns or possesses licenses or other rights to use all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the Acquired Corporation Companies has received any notice of any Litigation that is pending or threatened, which challenge the right of any Acquired Corporation Company to the ownership or use of such. Schedule 5.31 to Acquired Corporation's Disclosure Supplement lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the Acquired Corporation Companies. Each of the Acquired Corporation Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.

      5.32 NO TRUST POWERS. The Bank does not possess and does not exercise trust powers.

      5.33 REGULATORY APPROVALS. Acquired Corporation has no Knowledge of any reason with respect to the Acquired Corporation Companies why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

      5.34 OPINION OF COUNSEL. Acquired Corporation has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in
Section 10.4.

      5.35 ANTI-TAKEOVER PROVISIONS. Except for state and/or federal bank Laws, no provisions of an anti-takeover nature contained in their respective organizational documents or the provisions of any federal or state "anti-takeover," "fair price," "control share acquisition" or similar Laws apply to Acquired Corporation, this Agreement or the Merger. Section 203 of the DGCL will not be applicable to the Merger.

      5.36 TRANSACTIONS WITH MANAGEMENT. Disclosed on Schedule 5.36 of the Acquired Corporation's Disclosure Supplement are all matters required to be disclosed pursuant to Item 404 of Regulation S-K under the 1933 Act, "Certain Relationships and Related Transactions".

      5.37 [RESERVED]

      5.38 ACCOUNTING CONTROLS. Each of the Acquired Corporation Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable Acquired Corporation Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable Acquired Corporation Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material Assets of each of the Acquired Corporation Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

      5.39 DEPOSIT INSURANCE. The deposit accounts of the Bank are insured by the FDIC in accordance with the provisions of the FDIC Act. The Bank has paid all regular premiums and special assessments and filed all reports required under the FDIC Act.

      5.40 REGISTRATION OBLIGATIONS. Neither of Acquired Corporation or the Bank is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.

                                    ARTICLE 6

                              ADDITIONAL COVENANTS

      6.1 ADDITIONAL COVENANTS OF BUYER. Buyer covenants to and with Acquired Corporation as follows:

      (a) Operations. Buyer will conduct its business and the business of each of its Subsidiaries in the ordinary course of business and will use commercially reasonable efforts subject to the terms of this Agreement to maintain its relationships with its depositors, customers and employees. Buyer will not make any material change in its accounting or tax policies or methods of operation, except as required by GAAP or by Law. Buyer will take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent Buyer from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Buyer, desirable in the conduct of the business of Buyer and its Subsidiaries, provided further that such actions shall not materially delay the receipt of any regulatory or governmental or third party approvals or Consents or the Effective Date or materially hinder or delay consummation of the Merger. Buyer will use its reasonable efforts to cause the Merger to be effected at the earliest practicable date, and to take no action or omit to take any action which would cause the Merger not, to qualify as a "reorganization" within the meaning of
Section 368(a) of the Code for federal income tax purposes.

      (b) Regulatory Approvals and Stockholders' Meeting. Buyer will cooperate with the Acquired Corporation in the preparation of any regulatory filings and the Registration Statement. Buyer will file all regulatory applications seeking all necessary regulatory approvals of the transactions contemplated hereby as soon as possible and shall file the Registration Statement as soon as possible and shall actively seek the necessary regulatory approvals and effectiveness of the Registration Statement and will keep informed and copy the Acquired Corporation and its counsel on all filings and correspondence with respect to the regulatory applications and the Registration Statement. Buyer will call as soon as possible and hold a meeting of Buyer's stockholders for the purpose of approving the Merger and the transactions contemplated hereby, including the issuance and listing on NASDAQ of the shares of Buyer Common Stock issuable in the Merger, and Buyer's Board of Directors shall recommend that Buyer's stockholders approve the Merger and the transactions contemplated hereby, including the issuance and listing on NASDAQ of the shares of Buyer Common Stock issuable in the Merger. The only regulatory or governmental consent or approval needed by Buyer and its Superior Bank subsidiary for consummation of the transactions contemplated hereby is approval of the Merger and the Bank Merger (as defined in Section 2.8 hereof) by the Office of Thrift Supervision.

      (c) Reports. Buyer shall furnish to Acquired Corporation:

                  (i) As soon as practicable, copies of all such financial statements and loan reports as it shall provide the members of its board of directors or to its executive management and of such regular and periodic reports as Buyer may file with the SEC or any other Agency; and

                  (ii) With reasonable promptness, such additional financial data as Acquired Corporation may reasonably request.

      (d) No Control of Acquired Corporation by Buyer. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Corporation shall continue to reside solely in Acquired Corporation's officers and board of directors.

      (e) Listing. Prior to the Effective Date, Buyer shall cause the listing of the shares of Buyer's Common Stock to be issued in the Merger on the NASDAQ or other quotations system on which such shares are primarily traded.

      (f) Employee Benefit Matters. (i) Upon and following the Effective Date, Buyer shall provide generally to officers and employees of the Acquired Corporation Companies employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Buyer Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by Buyer and its Subsidiaries to their similarly situated officers and employees. Buyer and its Subsidiaries shall also honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in the Acquired Corporation Disclosure Supplement between any Acquired Corporation Company and any current or former director, officer or employee thereof, and all provisions for vested amounts earned or accrued through the Effective Date or as a result of the transactions contemplated herein under any Contract and the Acquired Corporation benefit plans. In the event that Buyer or any of its Subsidiaries terminates any officer or employee of any Acquired Corporation Company without cause within 12 months of the Effective Date, Buyer shall provide such person with severance benefits under the severance pay plan of either Buyer or Acquired Corporation, whichever provides greater benefits, but in no event more than one week of base pay for each year of service up to a maximum of 26 weeks of pay.

      (ii) With respect to each Buyer employee benefit plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, entitlement to benefits and vesting, including for severance benefits and vacation entitlement, service with Acquired Corporation or any Acquired Corporation Company shall be treated as service with Buyer; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of any benefits. Service with Acquired Corporation or any Acquired Corporation Company also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations with respect to any Buyer employee benefit plan that is a group health plan. Each Buyer employee benefit plan that is a group health plan shall waive, or cause its insurance carrier to waive, pre-existing condition limitations to the same extent waived under the applicable Acquired Corporation employee benefit plan. Acquired Corporation Employees shall be given credit for amounts paid under a corresponding group health plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer group health plan.

      (iii) If requested by Buyer, prior to the Effective Date, Acquired Corporation shall freeze, amend or take other action with respect to any Employee Plan (including terminating such plans immediately prior to the Effective Date) that Buyer, in its sole discretion, deems advisable and not inconsistent with this Agreement, and provide all required notices to participants and appropriate governmental agencies. Notwithstanding the foregoing, Buyer agrees that it shall not require that Acquired Corporation take any such action if it is reasonably likely that such action would have a material adverse effect on any Litigation to which any such Employee Plan is a party.

      (iv) Notwithstanding anything contained in this Agreement to the contrary, subject to the prior review and consent of Buyer (such consent not to be unreasonably withheld), with respect to each Employee Plan set forth on Schedule 5.16(a) to the Acquired Corporation's

Disclosure Supplement that is subject to Section 409A of the Code (the "Deferred Compensation Plans"), the Acquired Corporation shall have the right prior to the Effective Date to amend the Deferred Compensation Plans to the extent necessary to comply with Section 409A of the Code and the regulations thereunder.

      (g) Indemnification. (i) Subject to the conditions set forth in subsection
(ii) hereof, for a period of six years from and after the Effective Time, Buyer shall indemnify and hold harmless each present and former director and/or officer of any Acquired Corporation Company (the "Indemnified Parties") against any costs or expenses (including reasonable attorney's fees), judgments, fines losses, claims, damages, settlements or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative (each, a "Claim"), arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that any Acquired Corporation Company would have been permitted to indemnify such person under the DGCL, the articles of incorporation, certificate of incorporation or bylaws of any such Acquired Corporation Company in effect on the date hereof.

      (ii) Any Indemnified Party wishing to claim indemnification under this
Section 6.1(g) shall notify Buyer within 45 days after the Indemnified Party's receipt of a notice of any Claim, but the failure to so notify shall not relieve Buyer of any Liability it may have to such Indemnified Party, unless such failure materially prejudices Buyer in the defense of the Claim or otherwise. In the event of any claim (whether arising before or after the Effective Date), (A) Buyer shall have the right to assume the defense thereof, and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly after statements therefor are received; provided, however, that Buyer shall be obligated pursuant to this Section 6.1(g)(ii)(A) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless the interests of any Indemnified Party conflict with the interests of another Indemnified Party, then, in such event, Buyer shall pay for the counsel for each Indemnified Party having a conflicting interest, (B) the Indemnified Parties will cooperate in the defense of any such matter and (C) Buyer shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld; and provided further that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

      6.2 ADDITIONAL COVENANTS OF ACQUIRED CORPORATION. Acquired Corporation covenants to and with Buyer as follows:

      (a) Operations. Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in the ordinary course of business and will use commercially reasonable efforts subject to the terms of this Agreement to maintain its relationships with its depositors, customers and employees. Acquired Corporation will not make any material change in its accounting or tax policies or methods of operation, except as disclosed in the Acquired Corporation Disclosure Supplement. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

      (b) Stockholders' Meeting; Consents. Acquired Corporation will cooperate with Buyer in the preparation of the Registration Statement and any regulatory filings and will cause a stockholders' meeting of Acquired Company's stockholders to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement. Acquired Corporation will take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, provided, that the foregoing shall not prevent Acquired Corporation from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Acquired Corporation, desirable in the conduct of the business of the Acquired Corporation Companies, provided further that such actions shall not materially delay the receipt of any regulatory or governmental or third party approvals or Consents or the Effective Date or materially hinder or delay consummation of the Merger. Acquired Corporation will use its reasonable efforts to cause the Merger to be effected at the earliest practicable date, and to take no action or omit to take any action which would cause the Merger not, to qualify as a "reorganization" within the meaning of
Section 368(a) of the Code for federal income tax purposes

      (c) Withdrawal of Board Recommendation; Other Offers.

            (i) Except as provided below, (A) Acquired Corporation's Board of Directors shall recommend that Acquired Corporation's stockholders vote in favor of and adopt and approve this Agreement and the Merger at Acquired Corporation's Stockholders' Meeting; (B) the Acquired Corporation Proxy Statement shall include a statement of the Acquired Corporation's Board of Directors Recommendation (as defined in Section 5.19 hereof); and (C) neither the Board of Directors of Acquired Corporation nor any committee thereof shall (x) except as expressly permitted by this Section 6.2(c)(i), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (y) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (z) cause Acquired Corporation to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the holders of Acquired Corporation Stock, the Board of Directors of Acquired Corporation determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of Acquired Corporation would breach its fiduciary duties to Acquired Corporation stockholders under applicable Law, the Board of Directors of Acquired Corporation may (subject to this and the following sentences) inform Acquired Corporation stockholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this Section 6.2(c)(i)) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger (a "Subsequent Determination"), but only at a time that is after the fifth business day following Buyer's receipt of written notice advising Buyer that the Board of Directors of Acquired Corporation has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Acquired Corporation shall provide a reasonable opportunity to Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Acquired Corporation to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. Notwithstanding any other provision of this Agreement, Acquired Corporation shall submit this Agreement to its stockholders at its Stockholders' Meeting even if the Board of Directors of Acquired Corporation determines at any time after the date hereof that it is no longer advisable or recommends that Acquired Corporation stockholders reject it, provided, however, that Acquired Corporation shall not be required to submit this Agreement to its stockholders at its Stockholders' Meeting if this Agreement has been terminated and Buyer has been paid the fee specified in
Section 13.4 hereof.

            (ii) Other Offers. No Acquired Corporation Company shall, nor shall it authorize or permit any of its Representatives to, directly or indirectly (A) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (B) participate in any discussions or negotiations regarding, or furnish to any Person or "Group" (as such term is defined in Section 13(d) under the 1934 Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (C) subject to Section 6.2(c)(i), approve, endorse or recommend any Acquisition Proposal, or (D) enter into any Contract contemplating or otherwise relating to any Acquisition Transaction; provided however, that this Section 6.2(c)(ii) shall not prohibit an Acquired Corporation Company from furnishing nonpublic information regarding any Acquired Corporation Company to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (I) no Acquired Corporation Company or Representative thereof shall have violated any of the restrictions set forth in this Section 6.2(c)(ii), (II) the Board of Directors of Acquired Corporation determines in its good faith judgment (based on, among other things, the advice of Acquired Corporation's financial advisors that such Acquisition Proposal constitutes a Superior Proposal, (III) the Board of Directors of Acquired Corporation concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 6.2(c)(ii), to the stockholders of Acquired Corporation under applicable Law, (IV) (x) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Acquired Corporation gives Buyer written notice of the identity of such Person or Group and of Acquired Corporation's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (y) Acquired Corporation receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the terms of the confidentiality agreement between Acquired Corporation and Buyer and (V) contemporaneously with furnishing any such nonpublic information to such Person or Group,

Acquired Corporation furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Acquired Corporation to Buyer). In addition to the foregoing, Acquired Corporation shall provide Buyer with at least five business days' prior written notice of a meeting of the Board of Directors of Acquired Corporation at which meeting the Board of Directors of Acquired Corporation is reasonably expected to resolve to recommend a Superior Proposal to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided further that Acquired Corporation hereby agrees promptly to provide to Buyer any revised documentation and any Contract entered into in connection with such Superior Proposal.

            (iii) Requests for Nonpublic Information on Acquired Corporation. In addition to the obligations of Acquired Corporation set forth in Section 6.2(c)(ii), as promptly as practicable, after any of the executive officers of Acquired Corporation become aware thereof, Acquired Corporation shall advise Buyer of any request received by Acquired Corporation for nonpublic information which Acquired Corporation reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Acquired Corporation shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

            (iv) Cessation of Activities Regarding Prior Acquisition Proposals. Each Acquired Corporation Company shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

            (v) Compliance with 1934 Act Rules. Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the 1934 Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

      (d) Loan Loss Reserve. Acquired Corporation shall maintain an allowance for possible loan, securities or credit losses, including for loans made or securities purchased after the date hereof, that is adequate within the meaning of GAAP and applicable regulatory requirements or guidelines, and its current credit policies and loan loss methodologies.

      (e) Stockholder Voting. Acquired Corporation shall as soon as practicable after the date hereof use its reasonable efforts to cause each non-officer director of Acquired Corporation to execute a Support Agreement in substantially the form of Exhibit A hereto.

      (f) Reports. Acquired Corporation shall furnish to Buyer

                  (i) As soon as practicable, copies of all such financial statements and loan reports as it shall provide the members of its board of directors or to its executive management and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency; and

                  (ii) With reasonable promptness, such additional financial data as Buyer may reasonably request.

      (g) [Reserved]

      (h) Certain Practices. Acquired Corporation shall (i) consult with Buyer in advance on any agreement to make a loan in excess of $250,000 or to permit any material amendment to any agreement for a loan with an outstanding principal amount owing of more than $250,000, (ii) consult with Buyer and advise Buyer of any loan request outside the normal course of business of the Bank, (iii) consult with Buyer in advance on any agreement to make or to permit any amendment or termination of any Contract by or with any Acquired Corporation Company requiring capital expenditures of more than $100,000; and (iv) consult with Buyer to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and Buyer. Acquired Corporation and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

      (i) [Reserved]

      (j) Insurance. Prior to the Effective Date, Acquired Corporation shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by Acquired Corporation to provide for continued coverage of such insurance for a period of six years following the Effective Date with respect to matters occurring prior to the Effective Date.

      (k) Special Dividend. Notwithstanding anything in this Agreement to the contrary, Acquired Corporation may establish and declare ten business days prior to the anticipated Closing Date, or such earlier date as may be required by NASDAQ rules or by Acquired Corporation's transfer agent, a special cash dividend with respect to the Acquired Corporation Stock equal to, in the aggregate, the amount, if any by which Acquired Corporation's Net Worth exceeds $44,333,000 as of such payment date; provided that the aggregate amount of such dividend shall not exceed $4,400,000. Acquired Corporation agrees that it will use reasonable efforts to cause at least four of its executive officers who are not directors to execute other agreements by which in each case such officers and directors will agree to refrain from exercising any such Acquired Corporation Options after the date hereof.

      (l) Certain Loans and Property. Prior to the Effective Date, Acquired Corporation shall sell without recourse or otherwise cause to be repaid in full the loans described in Schedule 6.2(l) to Acquired Corporation's Disclosure Supplement, and shall write down to no more than $500,000 on Acquired Corporation's balance sheet the real property described in Section 6.2(l) to Acquired Corporation's Disclosure Statement. The parties acknowledge and agree that it shall be a condition of closing under Section 10.2 hereof that Acquired Corporation have the Acquired Corporation Net Worth specified after giving effect to such sale or other repayment, any such write-down and the special dividend described in Section 6.2(k) hereof. In the event that Acquired Corporation shall not have, as of the Effective Date, so sold or otherwise caused to be repaid in full a particular loan or item of "other real estate owned" disclosed in such Schedule 6.2(l), then the value of such loan or "other real estate owned" shall be written down by, or an appropriate reserve established in an amount equal to, the amount specified therefor in such

Schedule 6.2(l) and the amount of such write-down or reserve shall be deducted from the Acquired Corporation Net Worth for purposes of Section 10.2 hereof, as provided in the definition of Acquired Corporation Net Worth.

      6.3 ADDITIONAL OBLIGATIONS OF BUYER AND ACQUIRED CORPORATION RELATING TO TRUST PREFERRED SECURITIES. Buyer acknowledges that the Trust holds $10,000,000 principal amount of 10-7/8% Junior Subordinated Deferred Interest Debentures (the "Debentures") issued by Acquired Corporation pursuant to an Indenture (the "Indenture") between The Bank of New York, as trustee (the "Trustee"), dated as of March 23, 2000 and has issued $10,000,000 in 10-7/8% Fixed Rate Capital Trust Pass-through Securities (the "Trust Preferred Securities"). Subject to the provisions of this Agreement, and without limiting the effects of the Merger and the Bank Merger, Buyer shall, at the Effective Date, expressly assume all of Acquired Corporation's obligations under the Indenture (including, without limitation, being substituted for Acquired Corporation) and execute any and all documents, instruments and agreements, including any supplemental indentures, required by the Indenture, the Debentures or the Trust Preferred Securities and thereafter shall perform all of Acquired Corporation's obligations with respect to the Debentures and the Trust Preferred Securities. Acquired Corporation shall use commercially reasonable best efforts to obtain the consent of the Trustee to any supplemental indenture or other document, instrument or agreement required to evidence such assumption by Buyer, and Buyer shall cooperate in good faith with such efforts.

      6.4 ADDITIONAL OBLIGATIONS OF BUYER AND ACQUIRED CORPORATION RELATING TO THE COMMUNITY BANCSHARES, INC. EMPLOYEE STOCK OWNERSHIP PLAN. Buyer and Acquired Corporation will cooperate to terminate the Community Bancshares, Inc. Employee Stock Ownership Plan (the "ESOP"), subject to receipt of a favorable private letter ruling from the IRS. Acquired Corporation, as sponsor of the ESOP, agrees that as soon as administratively feasible following the execution of this Agreement, independent legal counsel ("ESOP Counsel") will be appointed to advise the ESOP's Administrative Committee with regard to the exercise, in connection with the proposed Merger, of their power and responsibility to vote unallocated shares of Acquired Corporation Stock held by the trust associated with the ESOP (the "ESOP Trust"). The parties also agree that, following the termination of the ESOP and receipt of a favorable determination letter from the IRS relating to such termination, Buyer shall take appropriate steps as soon as administratively practicable to distribute the assets of the ESOP Trust in accordance with the terms of the ESOP and applicable Law. The parties further agree that as soon as practicable following the Effective Date of the Merger, by means of a process conducted in a manner consistent with the requirements of the Code, ERISA, other applicable law and the terms of the ESOP, any existing liability of the ESOP collateralized on the Effective Date of the Merger with employer stock (currently Acquired Corporation Stock) shall be fully paid off by the ESOP through the application of the proceeds from the sale of a sufficient number of shares of Buyer's Common Stock which, incident to the Merger, is issued to the ESOP and substituted as the collateral for such liabilities; the parties further agree that subject to the requirements of the Code, ERISA, other applicable law and the terms of the ESOP, that any residual sale proceeds and any residual shares of Buyer's Common Stock pledged with respect to the liabilities satisfied incident to such sale shall be allocated after the payment of permissible administrative expenses (which shall include, but not be limited to, the reasonable expenses associated with ESOP Counsel) as earnings to the account balances of the ESOP participants, alternate payees and beneficiaries. Notwithstanding the foregoing, Buyer agrees that no such termination will be required if and to the extent that it would have a Material Adverse Effect on Acquired Corporation or on any litigation to which the ESOP is a party.

                                    ARTICLE 7

                         MUTUAL COVENANTS AND AGREEMENTS

      7.1 BEST EFFORTS, COOPERATION. Subject to the terms and conditions herein provided, Buyer and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party. Buyer and Acquired Corporation will agree on "stay bonuses" for various key employees of the Acquired Corporation Companies in such amounts and payable on such date or dates as they may agree.

      7.2 PRESS RELEASE. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

      7.3 MUTUAL DISCLOSURE. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to stockholders, Tax returns, Form S-8 registration statements and similar documents.

      7.4 ACCESS TO PROPERTIES AND RECORDS; INVESTIGATION. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party during normal business hours in order to effect the Parties' respective covenants hereunder. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein. Each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Acquired Corporation shall permit Buyer's senior officers and independent auditors to meet with the senior officers of Acquired Corporation, including officers responsible for Acquired Corporation's financial statements, the internal controls of Acquired Corporation and the disclosure controls and procedures of Acquired Corporation, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act.

      7.5 NOTICE OF ADVERSE CHANGES. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                    ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

      The obligations of Buyer and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

      8.1 APPROVAL BY STOCKHOLDERS. At the Stockholders' Meetings, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the respective holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation and of Buyer as is required by applicable Law and Acquired Corporation's certificate of incorporation and bylaws and Buyer's certificate of incorporation and bylaws.

      8.2 REGULATORY AUTHORITY APPROVAL; OTHER CONSENTS. (a) Orders, Consents and approvals, required for consummation of the Merger, shall have been entered by the Office of Thrift Supervision granting the authority necessary for the consummation of the transactions contemplated by this Agreement, including the Bank Merger as contemplated by Section 2.8 hereof and shall be in full force and effect and all waiting periods required by law shall have expired.

      (b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which would have a Material Adverse Effect on Buyer or Acquired Corporation taken as a whole.

      8.3 LEGAL PROCEEDINGS. No federal, state, local, foreign or other court, board, body, commission, agency, authority or instrumentality, including the Agencies, of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement, provided that the Buyer and the Acquired Corporation shall, and shall cause their respective Subsidiaries to use commercially reasonable efforts to seek the lifting or change of any Order or action, and to obtain an interpretation of any Law, so as to permit the completion of the transactions contemplated herein or the terms hereof.

      8.4 REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of Buyer's Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state law.

      8.5 TAX OPINION. Buyer and Acquired Corporation shall have received an opinion of Balch & Bingham LLP, addressed to each of them, in form and substance reasonably satisfactory to Acquired Corporation and Buyer to the effect that (i) the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code; (ii) no gain or loss will be recognized by Buyer or Acquired Corporation; (iii) no gain or loss will be recognized by the stockholders of Acquired Corporation who receive shares of Buyer's Common Stock except to the extent of any taxable "boot" received by such persons from Buyer, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the Buyer's Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation stockholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such stockholder in the Merger; (v) the holding period of the Buyer's Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefor if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation stockholder; and (vi) cash received by an Acquired Corporation stockholder in lieu of a fractional share interest of Buyer's Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Buyer's Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation Stock was a capital asset in his or her hands as of the Effective Date).

                                    ARTICLE 9

                CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION

      The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

      9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date (and without regard to any qualifications in such representations and warranties relating to materiality), provided that any representations and warranties that are as of a specified date shall speak and be effective only as to such date, and Buyer shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

      9.2 [Reserved]

      9.3 CLOSING CERTIFICATE. In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of Buyer dated as of the Closing certifying that:

      (a) the Board of Directors of Buyer has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

      (b) each person executing this Agreement on behalf of Buyer is an officer of Buyer holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

      (c) the certificate of incorporation and bylaws of Buyer referenced in
Section 4.4 hereof remain in full force and effect;

      (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting Buyer or the business, prospects, condition (financial or otherwise), or Assets of Buyer which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof; and

      (e) the conditions set forth in Article 8 and this Article 9 have been satisfied insofar as they relate to Buyer.

      9.4 OPINION OF COUNSEL. Acquired Corporation shall have received an opinion of Balch & Bingham LLP, counsel to Buyer, dated as of the Closing, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the business in which it is engaged,
(ii) the execution and compliance with the terms of this Agreement do not and will not violate or conflict with any provision of the Certificate of Incorporation or Bylaws, or other binding contracts, agreements, orders, instruments, etc. of the Buyer, (iii) the Agreement has been duly adopted and approved by the board of directors and stockholders of Buyer in accordance with its Certificate of Incorporation and Bylaws, (iv) the Agreement has been duly and validly executed by Buyer and is enforceable in accordance with its terms against Buyer, and (v) the amount of authorized stock of Buyer along with the number of shares of stock issued and outstanding as of March 31, 2006, that the capital stock of Buyer issued and outstanding were duly issued and fully paid and nonassessable, and that shares of capital stock issued as contemplated by this Agreement will be, upon issuance and delivery under the Agreement, duly authorized, validly issued, registered under the Securities Act of 1933, and fully paid and nonassessable and listed for quotation on NASDAQ. Such counsel may rely on representations and certificates of officers and directors of Buyer and certificates of public officials. The opinion of counsel for Buyer shall also be subject to reasonable and customary qualifications.

      9.5 FAIRNESS OPINION. Acquired Corporation shall have received prior to the Date of this Agreement from FIG Partners, L.L.C. a letter (acceptable in form to Acquired Corporation) confirming its opinion that the terms of this Agreement and the Merger are fair to the stockholders of Acquired Corporation from a financial point of view, and such opinion shall not have been withdrawn prior to or as of the Effective Date.

      9.6 NASDAQ LISTING. The shares of Buyer's Common Stock to be issued under this Agreement shall have been approved for listing on the NASDAQ.

      9.7 SUPPORT FOR LEGAL OPINION. There shall have been furnished to counsel for Acquired Corporation delivering the opinion under Section 10.4 certified copies of such corporate records of Buyer and copies of such other documents as such counsel may reasonably have requested for such purpose and any officers' certificates relied upon by such counsel in rendering its opinion.

      9.8 MATERIAL EVENTS. There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NASDAQ or any other exchange on which Buyer's Common Stock may be traded.

      9.9 OTHER MATTERS. On the Effective Date Buyer shall have assumed the Trust Preferred Securities as contemplated by Section 6.3.

                                   ARTICLE 10

                       CONDITIONS TO OBLIGATIONS OF BUYER

      The obligations of Buyer to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as Buyer may waive such conditions in writing:

      10.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation made by or on behalf of Buyer, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date (and without regard to any qualifications in such representations and warranties relating to materiality), provided that any representations and warranties that are as of a specified date shall speak and be effective only as to such date, and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

      10.2 ACQUIRED CORPORATION NET WORTH. Acquired Corporation shall have a Net Worth of not less than $44,333,000.

      10.3 CLOSING CERTIFICATE. In addition to any other deliveries required to be delivered hereunder, Buyer shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:

      (a) the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

      (b) the stockholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

      (c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

      (d) the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in Section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof; and

      (e) the conditions set forth in Article 8 and this Article 10 have been satisfied insofar as they relate to Acquired Corporation.

      10.4 OPINION OF COUNSEL. Buyer shall have received an opinion of Alston & Bird LLP, counsel to Acquired Corporation, dated as of the Closing, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Acquired Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the business in which it is engaged and that each of the Acquired Corporation Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, with full corporate power and authority to carry on the business in which it is engaged (ii) the execution and compliance with the terms of this Agreement do not violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Acquired Corporation, (iii) the Agreement has been duly adopted and approved by the board of directors and stockholders of Acquired Corporation in accordance with its Certificate of Incorporation and Bylaws, (iv) the Agreement has been duly and validly executed by the Acquired Corporation and is enforceable in accordance with its terms against Buyer, and (v) the amount of authorized stock of Acquired Corporation along with the number of shares of stock issued and outstanding as of March 31, 2006, that the capital stock of Acquired Corporation issued and outstanding were duly issued and fully paid and nonassessable, and that, except for the Acquired Corporation Options and the Acquired Corporation Warrants described in the Agreement, there are no options, subscriptions, warrants calls, or other commitments obligating the Acquired Corporation to issue or acquire any of its equity securities. Such counsel may rely on representations and certificates of officers and directors of Acquired Corporation and certificates of public officials. The opinion of counsel to Acquired Corporation shall also be subject to reasonable and customary qualifications.

      10.5 CONTROLLING STOCKHOLDERS. Acquired Corporation shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" of Acquired Corporation (for purposes of Rule 145 under the 1933 Act) to deliver to Buyer as soon as practicable after the date hereof, but in no event after the date of the Acquired Corporation's Stockholders' Meeting, a written agreement, providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of the shares of Buyer's Common Stock to be received by such "affiliate" upon the Effective Date, except in compliance with the applicable provisions of the 1933 Act, SEC Rule 145(d) and other rules and regulations of the SEC as may be applicable. Acquired Corporation acknowledges that the certificates of Buyer's Common Stock issued to all "affiliates" of Acquired Corporation will bear an appropriate legend reflecting the restrictions on resale described above, regardless of whether such affiliate has delivered such written agreement.

      10.6 SUPPORT FOR LEGAL OPINIONS. There shall have been furnished to counsel for Buyer delivering the opinions under Section 8.5 and Section 9.4 certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

      10.7 [RESERVED]

      10.8 [RESERVED]

      10.9 FAIRNESS OPINION. Buyer shall have received prior to the signing of this Agreement from Sandler O'Neill & Partners, L.P. and Burke Capital Group, L.L.C. letters (acceptable in form to Buyer) confirming their opinions that the terms of this Agreement and the

Merger are fair to the stockholders of Buyer from a financial point of view, and such opinions shall not have been withdrawn prior to or as of the Effective Date.

      10.10 OTHER MATTERS. On the Effective Date, (a) Acquired Corporation shall have used its reasonable efforts to cause each of the executive officers and directors of the Acquired Corporation and the Bank to deliver a letter to Buyer to the effect that such person is not aware of any claims he or she might have against Buyer other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer, or pursuant to Contracts with any Acquired Corporation Company; and (b) without penalty or other cost or expense to Buyer, Acquired Corporation shall have paid off in full and terminated the Line of Credit, and all Liens and other collateral for such Line of Credit, including without limitation all shares of capital stock of the Bank, shall have been released in full.

                                   ARTICLE 11

                  TERMINATION OF REPRESENTATIONS AND WARRANTIES

      All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentence of Section 7.4, and Sections 7.2, 6.2(c)(ii), 13.3, Article 11, Article 12, Article 15 and any applicable definitions of Article 14, shall survive. Items disclosed in the Schedules to a Disclosure Supplement attached hereto (including any exhibits to such Schedules) are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

                                   ARTICLE 12

                                     NOTICES

      All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

      (a) If to Acquired Corporation to: Patrick M. Frawley, Chairman, President and Chief Executive Officer, Community Bancshares, Inc., 68149 Highway 231 South, P.O. Box 1000, Blountsville, AL 35031, facsimile 205-429-1216, with copies to Ralph F. MacDonald, III, Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309-3424, facsimile, 404-253-8272, or as may otherwise be specified by Acquired Corporation in writing to Buyer.

      (b) If to Buyer, to Marvin Scott, President, 17 North 20th Street, Birmingham, AL 35203, facsimile 205-327-3611, with copies to Stephen A. Yoder, Balch & Bingham LLP, 1901 Sixth Avenue North, Birmingham, AL 35203, facsimile 205-488-5645, or as may otherwise be specified in writing by Buyer to Acquired Corporation.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

      13.1 AMENDMENT. This Agreement may be amended by the mutual consent of Buyer and Acquired Corporation before or after approval of the transactions contemplated herein by the stockholders of Acquired Corporation.

      13.2 TERMINATION. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the stockholders of Acquired Corporation, as follows:

      (a) by the mutual consent of the respective boards of directors of Acquired Corporation and Buyer;

      (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement (determined without regard to any qualifications regarding materiality which may be contained in such representation or warranty) which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability, to refuse to consummate the Merger under the standard set forth in Section 10.1 of this Agreement in the case of Buyer and Section 9.1 of this Agreement in the case of Acquired Corporation;

      (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach;

      (d) by the board of directors of either Party if all transactions contemplated by this Agreement shall not have been consummated on or prior to March 31, 2007, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 13.2(d);

      (e) by Acquired Corporation, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the five business day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if both of the following conditions are satisfied:

      (i) the Buyer Stock Price on the Determination Date is less than $9.94;
and

      (ii) the number obtained by dividing the Buyer Stock Price on the Determination Date by the Initial Buyer Stock Price shall be less than the quotient obtained by dividing the Final NASDAQ Bank Index Value by the Initial NASDAQ Bank Index Value minus 0.15;

subject, however, to the next three sentences. If Acquired Corporation elects to exercise its termination right pursuant to this Section 13.2(e), it shall give prompt written notice thereof to Buyer. During the five business day period commencing with its receipt of such notice, Buyer shall have the option of paying additional consideration for the Merger in the form of Buyer's Common Stock, cash or a combination of Buyer's Common Stock and cash, so that the aggregate consideration paid by Buyer per share of Acquired Corporation Stock for the Merger shall be valued at the lesser of (i) the product of 0.85 and the Initial Buyer Stock Price multiplied by the Exchange Ratio or (ii) the product obtained by multiplying the Index Ratio by the Initial Buyer Stock Price multiplied by the Exchange Ratio. If within such five business day period, Buyer delivers written notice to Acquired Corporation that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the previous sentence, then no termination shall have occurred pursuant to this
Section 13.2(e) and this Agreement shall remain in full force and effect in accordance with its terms (except that the consideration for the Merger shall have been so modified).

      For purposes of Section 13.2(e), the following terms shall have the meanings assigned below:

      "Buyer Stock Price" shall mean the average of the daily closing sales prices of a share of Buyer's Common Stock as reported on the NASDAQ for the ten consecutive trading days immediately preceding the Determination Date.

      "Determination Date" shall mean the first date on which all Orders, Consents and approvals (and waivers, if applicable) necessary for consummation of the Merger and the transactions contemplated by this Agreement have been received as provided in Section 8.2(a) hereof.

      "Final NASDAQ Bank Index Value" shall mean the average of the NASDAQ Bank Index (Symbol: IXBK, or US:BANK) values as reported on the NASDAQ for the ten consecutive trading days immediately preceding the Determination Date.

      "Initial Buyer Stock Price" shall mean $11.70, adjusted as provided in the last sentence of this Section 13.2(e).

      "Initial NASDAQ Bank Index Value" shall mean 3193.47, adjusted as provided in the last sentence of this Section 13.2(e).

      "Index Ratio" shall mean the Final NASDAQ Bank Index Value divided by the Initial NASDAQ Bank Index Value.

If Buyer or any company the stock of which is used in the NASDAQ Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the stock of such company shall be appropriately adjusted for purposes of applying this Section 13.2(e).

      This Section 13.2(e) shall not apply to the consideration received by holders of Acquired Corporation Options or by the holder of the Acquired Corporation Warrants provided in Section 3.1(b) hereof.

      (f) By Buyer in the event that (i) the Board of Directors of Acquired Corporation, shall have failed to reaffirm its approval upon Buyer's request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of Acquired Corporation shall have failed to include in the Acquired Corporation Proxy Statement its recommendation, without modification or qualification, that Acquired Corporation stockholders approve the Merger or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such Board of Directors to Acquired Corporation stockholders that they approve the Merger, or (iii) the Board of Directors of Acquired Corporation shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within 10 business days after commencement of any tender or exchange offer for any shares of Acquired Corporation Stock, the Board of Directors of Acquired Corporation shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (iv) the Board of Directors of Acquired Corporation negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that "negotiate" shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger; or

      (g) By Acquired Corporation (provided that Acquired Corporation is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if prior to the adoption of this Agreement by the affirmative vote of the holders of the requisite number of the outstanding shares of Acquired Corporation Stock entitled to vote thereon at the Acquired Corporation Stockholders' Meeting, the Board of Directors of Acquired Corporation has (i) withdrawn or modified or changed its recommendation or approval of this Agreement and the shares of Buyer Common Stock issueable hereunder in a manner adverse to Buyer in order to approve and permit Acquired Corporation to accept a Superior Proposal and (ii) determined, after consideration of the written advice of outside legal counsel to Acquired Corporation, that the failure to take such action as set forth in the preceding clause (i) would be reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable Law, provided, however, that (ii) at least 2 business days prior to any such termination, Acquired Corporation shall, and shall cause its advisors to, negotiate with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Acquired Corporation to proceed with the transactions contemplated herein on such adjusted terms, or

Buyer's Board of Directors has failed to recommend or has withdrawn or modified its recommendation that Buyer'.

      13.3 DAMAGES. In the event of termination pursuant to Section 13.2, this Agreement shall become void and have no effect, except as provided in Article 11, and except that Acquired Corporation and Buyer shall be liable for damages for any willful breach of warranty, representation, covenant or other agreement contained in this Agreement.

      13.4 TERMINATION FEE. If Buyer terminates this Agreement pursuant to
Section 13.2(f) hereof or if Acquired Corporation terminates this Agreement pursuant to Section 13.2(g) of this Agreement, and a definitive Contract with respect to an Acquisition Proposal or Acquisition Transaction other than the Merger has been entered into with respect to Acquired Corporation, then Acquired Corporation shall pay to Buyer an amount equal to $4,000,000 (the "Termination Fee") upon the entry into such Contract. Acquired Corporation hereby waives any right to set-off or counterclaim against such amount. The Termination Fee shall be paid in same-day funds at or prior to the date of execution of such Contract.

                                   ARTICLE 14

                                   DEFINITIONS

      (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation              Community Bancshares, Inc., a Delaware
                                  corporation.

Acquired Corporation Company Acquired Corporation, the Bank, any Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation Options Options respecting the issuance of a maximum of 1,641,500 shares of Acquired Corporation Stock pursuant to Acquired Corporation's stock option plans or agreements.

Acquired Corporation SEC Reports  The forms, reports and documents filed by
                                  Acquired Corporation as described in Section
                                  5.4.

Acquired Corporation Stock        Shares of common stock, par value $.10 per
                                  share, of Acquired Corporation.

Acquired Corporation Proxy
Statement                         The proxy statement used by Acquired
                                  Corporation to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Buyer relating to the issuance of the Buyer's

                                  Common Stock to the stockholders of Acquired
                                  Corporation.

Acquired Corporation Warrants The warrants for issuance of a maximum of 140,187 shares of Acquired Corporation common stock pursuant to warrant agreements dated February 20, 2004 in favor of certain employees or former employees of FIG Partners, L.L.C.

Acquisition                       Proposal Any tender offer or exchange offer or
                                  any proposal for a merger, acquisition of all or substantially all of the stock or assets of, or other business combination involving
                                  Acquired Corporation or any other Acquired
                                  Corporation Company or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Acquired
                                  Corporation or any other Acquired Corporation
                                  Company.

Acquisition Transaction           Any transaction or series of related
                                  transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Acquired
                                  Corporation by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Acquired Corporation or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Acquired
                                  Corporation or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Acquired
                                  Corporation pursuant to which the stockholders of Acquired Corporation immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Acquired Corporation; or
                                  (iii) any liquidation or dissolution of
                                  Acquired Corporation.

Agencies Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NASDAQ, and the SEC.

Agreement                         This Agreement and Plan of Merger (including
                                  the exhibits hereto, which are hereby
                                  incorporated by reference herein and made a part hereof, and may be referred to in this Agreement an any other related instrument or document without being attached hereto) and the Schedules (including the exhibits thereto) to a Disclosure Supplement delivered pursuant hereto and incorporated herein by reference.

Assets With respect to any Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

Bank                              Community Bank, an Alabama state bank.

Bank Merger                       The merger of the Bank with Superior Bank as
                                  contemplated in Section 2.8 of this Agreement.

Buyer The Banc Corporation, a Delaware corporation with its principal offices in Birmingham, Alabama.

Buyer Proxy Statement The proxy statement used by Buyer to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Buyer relating to the issuance of the Buyer's Common Stock to the stockholders of Acquired Corporation.

Buyer's Common Stock Buyer's Common Stock authorized and defined in the certificate of incorporation of Buyer, as amended.

Buyer SEC Reports                 The forms, reports and documents filed by
                                  Buyer as described in Section 4.14.

Closing The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

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

Code The Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Consent Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default (i) Any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract Order or Permit.

DGCL The Delaware General Corporation Law, as amended.

Disclosure                        Supplement The disclosure supplement delivered
                                  by Acquired Corporation to Buyer or by Buyer to Acquired Corporation, as the case may be, concurrently with the execution and delivery of this Agreement. Each such Disclosure
                                  Supplement is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

Effective Date                    The date and time at which the Merger becomes
                                  effective as defined in Section 2.7 hereof.

Environmental Laws                The laws, regulations and governmental
                                  requirements referred to in Section 5.23 hereof.

ERISA                             The Employee Retirement Income Security Act of
                                  1974, as amended.

Exchange Ratio                    0.8974 to 1.0, as provided in Section 3.1(a),
                                  and subject to adjustment as provided in
                                  Section 3.1(c).

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

FDIC Act                          The Federal Deposit Insurance Act, as amended.

GAAP Generally accepted accounting principles applicable to banks and bank holding companies consistently applied during the periods involved.

Knowledge                         The actual knowledge of the Chief Executive
                                  Officer, Chief Financial Officer, Chief
                                  Accounting Officer, Chief Credit Officer or any Senior or Executive Vice President of
                                  Buyer, in the case of Knowledge of Buyer, or of such executive officers with comparable responsibility of Acquired Corporation and the Bank, in the case of knowledge of Acquired
                                  Corporation.

Law Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Agency.

Liability                         Any direct or indirect, primary or secondary,
                                  liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien Any conditional sale agreement, defect of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and
                                  (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

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

Litigation                        Any action, arbitration, complaint, criminal
                                  prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets
                                  (including Contracts related to it), or the transactions contemplated by this Agreement relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement; provided that such term shall not include regular, periodic examinations of depository institutions and their affiliates by any Agency).

Line of Credit                    The line of credit created by the Loan and
                                  Security Agreement dated as of May 6, 2004 between Acquired Corporation and First
                                  Commercial Bank, in the amount of $3,000,000.

Loan Property Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect           On a Party shall mean an event, change or
                                  occurrence which has a material adverse impact on (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger The merger of Acquired Corporation with Buyer as contemplated in this Agreement.

NASDAQ The National Market of the National Association of Securities Dealers Automated Quotation System.

Net Worth                         For purposes of this Agreement, including
                                  Sections 3.1(c), 6.2(k) and 10.2 hereof, the term "Net Worth" which shall be calculated and used for determining whether a "Material
                                  Adverse Effect" has occurred with respect to the results of operations, cash flows, financial condition or stockholders' equity of the Acquired Corporation, based upon the Acquired Corporation's stockholders' equity less adjustments for certain loans and credits shown in Section 6.2(l) of the Acquired
                                  Corporation's Disclosure Supplement, and also,
                                  Net Worth shall not be reduced as a result of any expense incurred or losses realized as a result of this Agreement, changes in Laws or GAAP, the transactions contemplated hereby or any actions taken at the request or with the consent of Buyer, any mark-to-market changes in securities, pension assets and Derivative
                                  Contracts or any cost of terminating or
                                  changing any employee benefit plans, pursuant to Section 6.1(f)(iii) or 6.4 hereof.

Order Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party Acquired Corporation or Buyer, and "Parties" shall mean both Acquired Corporation and Buyer.

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

Permit Any federal, state, local, and foreign governmental approval, authorization, certificate, easement filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Registration                      Statement The registration statement on Form
                                  S-4, or such other appropriate form, to be filed with the SEC by the Buyer, and which has been agreed to by Acquired Corporation, to register the shares of Buyer's Common Stock offered to stockholders of the Acquired
                                  Corporation pursuant to this Agreement,
                                  including the Buyer Proxy Statement and the Acquired Corporation Proxy Statement.

Resulting Corporation             Buyer, as the surviving corporation resulting
                                  from the Merger.

SEC                               United States Securities and Exchange
                                  Commission.

Stockholders'                     Meetings The special meetings of stockholders
                                  of Acquired Corporation and of Buyer called to approve the transactions contemplated by this Agreement.

Subsidiaries                      All those corporations, banks, associations,
                                  or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Superior Proposal                 Any Acquisition Proposal (on its most recently
                                  amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Acquired Corporation
                                  Companies and (ii) with respect to which the Board of Directors of Acquired Corporation (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition
                                  Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisors to be more favorable to Acquired Corporation's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Acquired Corporation, after obtaining the advice of Acquired
                                  Corporation's financial advisors the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal.)

Tax or Taxes Any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

Trust Community (AL) Capital Trust I, a statutory trust organized under the laws of the State of Delaware.

1933 Act The Securities Act of 1933, as amended, and the regulations thereunder.

1934 Act The Securities Exchange Act of 1934, as amended, and the regulations thereunder.

                                   ARTICLE 15

                                  MISCELLANEOUS

      15.1 EXPENSES. (a) Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Buyer shall bear and pay the filing fees payable in connection with the Registration Statement and the Buyer Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Buyer Proxy Statement.

      (b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

      15.2 BENEFIT AND ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

      15.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware without regard to any conflict of Laws.

      15.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

      15.5 HEADINGS. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

      15.6 SEVERABILITY. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

      15.7 CONSTRUCTION. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. The terms "include", "including" and derivatives thereof shall mean "including without limitation" by reason of enumeration or otherwise. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

      15.8 CONFIDENTIALITY; RETURN OF INFORMATION. Between the date of this Agreement and the Effective Date, Buyer and Acquired Company will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Buyer and Acquired Corporation Companies to maintain in confidence any written, oral or other information obtained in confidence from another Person or from an Acquired Company in connection with this Agreement or the Merger, including any such information obtained prior to the date of this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the Merger to be consummated, or (c) the furnishing or use of such information is required by legal proceedings.

      In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

      15.9 EQUITABLE REMEDIES. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the nonbreaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

      15.10 ATTORNEYS' FEES. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

      15.11 NO WAIVER. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

      15.12 REMEDIES CUMULATIVE. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

      15.13 ENTIRE CONTRACT. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

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      IN WITNESS WHEREOF, Acquired Corporation and Buyer have caused this
Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                            COMMUNITY BANCSHARES, INC.



                                            BY: /s/ Patrick M. Frawley
                                            ITS: Chairman, President and
                                                 Chief Executive Officer

                                            THE BANC CORPORATION


                                            BY: /s/ C. Stanley Bailey
                                            ITS: Chief Executive Officer

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

                                   EXHIBIT A

                           FORM OF SUPPORT AGREEMENT

      THIS SUPPORT AGREEMENT is made and entered into as of this the 29th day of April, 2006, by and between THE BANC CORPORATION ("Buyer"), a Delaware corporation, and the undersigned non-employee director (the "Community Official") of Community Bancshares, Inc., a Delaware corporation ("Acquired Corporation"), or of Community Bank, an Alabama bank (the "Bank") .

                                   WITNESSETH

      WHEREAS, Buyer and Acquired Corporation have entered into an Agreement and Plan of Merger (the "Plan of Merger"), pursuant to which the parties thereto agree that Acquired Corporation will merge (the "Merger") with and into Buyer, and Buyer shall be the surviving entity of the Merger;

      NOW, THEREFORE, in consideration of the expenses that Buyer will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Buyer and induce Buyer to proceed to incur such expenses, the Community Official makes the following agreements in favor of Buyer:

1. UNDERTAKINGS OF COMMUNITY OFFICIAL

      1.1 The Community Official agrees and undertakes, subject to the exercise of his fiduciary duties, to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of Acquired Corporation Stock (as defined in the Plan of Merger), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before March 31, 2007. The parties hereto acknowledge and agree that nothing in this Section or this Agreement is intended to dictate or require that the Community Official vote as a director in any manner.

      1.2 The Community Official further agrees that he will not transfer any of the shares of Acquired Corporation Stock over which he has dispositive power, which number of shares is shown on the schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Acquired Corporation's stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Buyer has consented to the transfer and the transferee shall agree in writing with Buyer to be bound by this Agreement as fully as the undersigned.

      1.3 The Community Official further agrees not to exercise any Acquired Corporation Options owned by such individual.

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      1.4 This Section 1 shall terminate at such time as the Plan of Merger terminates or on the Effective Date.

2. AGREEMENT NOT TO COMPETE.

      The Community Official agrees that for a period of one year following the Effective Date (as defined in the Plan of Merger), the Community Official will not serve as an officer or director, or acquire (other than by gift or inheritance) 5% or more of the outstanding voting securities, of any bank or savings and loan association or bank holding company, or federal or state chartered bank, savings bank, thrift, homestead association, savings association, savings and loan association or cooperative bank, that has a business location within any county in Alabama in which the Bank has a branch or its main office as of the date hereof.

3. MISCELLANEOUS

      3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Community Official acknowledging that remedies at law for breach or default might be or become inadequate.

      3.2 The Community Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Acquired Corporation.

      3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

      3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

      3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Alabama applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

      3.6 The Community Official may not assign any of his rights or obligations under this Agreement to any other person.

      3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between any Acquired Corporation Company and the Community Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

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

      IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

                                  THE BANC CORPORATION

                                  By: _________________________
                                      Title: _________________

                                  COMMUNITY OFFICIAL

                          SCHEDULE TO SUPPORT AGREEMENT

Number of shares of common stock, $____ par value, of Community Bancshares, Inc. owned by the Community Official: shares.

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